Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 22, 2005

by and among

CKX, Inc.,

MBST Acquisition Corp. and Focus Acquisition Corp.

and

Lawrence Brezner, David Steinberg and Stephen Tenenbaum,

The Lawrence Brezner Living Trust,

The Steinberg/Thayer Living Trust,

and The Tenenbaum Living Trust

and

Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.,

Focus Enterprises, Inc. and StepTeco, Inc.

TABLE OF CONTENTS

1.	Mergers
	1.1.	The Mergers
	1.2.	Consummation of the Mergers
	1.3.	Effects of the Mergers
	1.4.	Conversion of the Shares of the Merger Subs and the Companies
	1.5.	Merger Consideration
	1.6.	Adjustment of Parent Common Stock Through the Closing Date
	1.7.	Escrow
	1.8.	Certain Post-Closing Accounting Matters
	1.9.	Allocation of Payments
	1.10.	Closing
2.	Working Capital Merger Consideration Adjustment
	2.1.	Adjustment of Merger Consideration
	2.2.	Preliminary Working Capital Estimate
	2.3.	Determination of Closing Working Capital
	2.4.	Payment of Merger Consideration Adjustment
3.	Representations and Warranties of the Seller Group
	3.1.	Authority and Enforceability
	3.2.	Organization of the Companies
	3.3.	Equity Interests; Title
	3.4.	Ownership of Other Equities
	3.5.	No Conflicts
	3.6.	Governmental Approvals and Filings
	3.7.	Assets of the Companies; Entities; Licenses
	3.8.	Financial Statements
	3.9.	Absence of Changes
	3.10.	No Undisclosed Liabilities; No Indebtedness
	3.11.	Tax Matters
	3.12.	Legal Proceedings
	3.13.	Compliance With Laws and Orders
	3.14.	Benefit Plans; ERISA
	3.15.	Real Property
	3.16.	Environmental Matters
	3.17.	Intellectual Property
	3.18.	Contracts; Client and Customer Relations
	3.19.	Insurance
	3.20.	Transactions with Certain Persons
	3.21.	Employees and Labor Matters
	3.22.	Bank and Brokerage Accounts
	3.23.	Insurability of the Principals
	3.24.	Brokers

i

	3.25.	Investment Representations
	3.26.	Major Clients or Customers
	3.27.	Disclosure
4.	Representations and Warranties of the Parent and the Merger Subs
	4.1.	Organization
	4.2.	SEC Reports and Financial Statements of the Parent
	4.3.	Authority and Enforceability
	4.4.	No Conflicts
	4.5.	Governmental Approvals and Filings
5.	Additional Covenants of the Parties
	5.1.	Further Assurances and Cooperation
	5.2.	Investigation by the Parent
	5.3.	No Shop
	5.4.	Conduct of Business
	5.5.	Certain Reorganization Transactions
	5.6.	Affiliate Transactions
	5.7.	Books and Records
	5.8.	Employment Agreements
	5.9.	Preparation of Tax Returns
	5.10.	Non-Disclosure of Confidential Information
	5.11.	No Solicitation; No Hire
	5.12.	Non-Competition
	5.13.	Seller Group Representative
	5.14.	Payment of Certain Post Closing Collections to the Sellers
	5.15.	Grant of Proxies
	5.16.	Votes with Respect to the Mergers; Waiver of Dissenters Rights, Etc
	5.17.	Purchase for Investment; Legend on Certificate
	5.18.	No Disqualifying Actions
	5.19.	Notice of Client Adverse Effects
	5.20.	Sale of Marketable Securities
6.	Conditions to the Mergers
	6.1.	Conditions to Closing Obligation of the Parent and the Merger Subs
	6.2.	Conditions to Closing Obligation of the Seller Group
7.	Closing Deliveries
	7.1.	Closing Deliveries of the Seller Group
	7.2.	Closing Deliveries of the Parent
8.	Indemnification
	8.1.	Survival of Representations and Warranties
	8.2.	Indemnification by the Seller Group
	8.3.	Indemnification by the Parent
	8.4.	Limitations on Indemnification
	8.5.	Payment by the Sellers of Indemnification Amounts

	8.6.	Method of Asserting Claims
	8.7.	Other Remedies
	8.8.	Limitation on Indemnification After Disclosure of Client Adverse Effect
9.	Termination
	9.1.	Termination
	9.2.	Effect of Termination
	9.3.	Break-Up Fee
10.	Miscellaneous
	10.1.	Notices
	10.2.	Specific Performance
	10.3.	Entire Agreement
	10.4.	Expenses
	10.5.	Public Announcements
	10.6.	Waiver
	10.7.	Amendment
	10.8.	No Third Party Beneficiary
	10.9.	No Assignment; Binding Effect
	10.10.	Headings; Definitional Provisions; etc
	10.11.	Invalid Provisions
	10.12.	Drafting History
	10.13.	Governing Law
	10.14.	Jurisdiction
	10.15.	Counterparts
	10.16.	GAAP

EXHIBITS

Exhibit 1.7(a)	Form of Escrow Agreement
Exhibit 5.8(i)	Form of Employment Agreement with Lawrence Brezner
Exhibit 5.8(ii)	Form of Employment Agreement with David Steinberg
Exhibit 5.8(iii)	Form of Employment Agreement with Stephen Tenenbaum
Exhibit 5.15	Form of Proxy
Exhibit 7.1(iv)	Form of Seller Group Bringdown Certificate
Exhibit 7.2(v)	Form of Parent Bringdown Certificate

SCHEDULES

Schedule l.4	Allocation of Merger Consideration to the Shares of the Companies
Schedule 3.3	Equity Interests; Title
Schedule 3.4	Ownership of Other Equities
Schedule 3.5	Certain Required Consents, Etc.
Schedule 3.6	Governmental Approvals and Filings
Schedule 3.8(a)	Financial Statements
Schedule 3.9(a)	Absence of Changes
Schedule 3.9(b)	Artists Relationships
Schedule 3.11(a)	Tax Matters
Schedule 3.12	Legal Proceedings
Schedule 3.14	Benefit Plans; ERISA
Schedule 3.15	Leased Real Property
Schedule 3.18(a)	Contracts
Schedule 3.18(c)	Income Forecast and Audit Contracts
Schedule 3.19	Insurance
Schedule 3.20	Transactions with Certain Persons
Schedule 3.21(a)	Companies Employees
Schedule 3.21(b)	Companies Employees Employment Agreements
Schedule 3.22	Bank and Brokerage Accounts
Schedule 3.26	Major Clients or Customers

This AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2005 (this “Agreement”), by and among CKX, Inc., a Delaware corporation (the “Parent”), MBST Acquisition Corp., a California corporation (“M-Sub”), and Focus Acquisition Corp., a California corporation (“F-Sub” and, collectively with M-Sub, the “Merger Subs”), Lawrence Brezner, David Steinberg and Stephen Tenenbaum (collectively, the “Principals”), The Lawrence Brezner Living Trust (the “L Trust”), The Steinberg/Thayer Living Trust (the “S Trust”) and the Tenenbaum Living Trust (the “T Trust” and, collectively with the L Trust and the S Trust, the “Sellers”), and Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc., a California corporation (“MBST”), Focus Enterprises, Inc., a California corporation (“Focus”), and StepTeco, Inc., a California corporation (“StepTeco” and, collectively with MBST, Focus, Uncle Dave’s (as defined in Section 5.5 hereof) and Productions (as defined in Section 5.5 hereof), the “Companies”).  The Parent and the Merger Subs are sometimes collectively referred to hereinafter as the “Parent Group.”  The Principals, the Sellers and the Companies are sometimes collectively referred to hereinafter as the “Seller Group.”

The Sellers own, collectively, all of the outstanding capital stock of MBST and Focus.  The Companies are engaged in the business of artist management, television and feature film production and related businesses and other activities that are integral to the foregoing (collectively, the “Business”).

The Parent and the Sellers desire that StepTeco, Uncle Dave’s and Productions be acquired by Focus or MBST (as contemplated in Section 5.5 hereof), and that M-Sub and F-Sub thereafter merge with and into MBST and Focus, respectively, in order to effectuate the acquisition of the Companies by the Parent.  For that purpose the Parent has organized each of the Merger Subs as a wholly-owned subsidiary of the Parent, and the parties have agreed, subject to the terms and conditions set forth in this Agreement, (i) to merge M-Sub with and into MBST and to merge F-Sub with and into Focus, with MBST and Focus being the surviving corporations of their respective mergers and wholly-owned subsidiaries of the Parent (such mergers, collectively, the “Mergers”), and (ii) in exchange for the shares of capital stock of MBST and Focus which are to be cancelled as a result of the Mergers, to cause the Sellers to be paid certain consideration by the Parent, all as set forth in this Agreement.

The Boards of Directors of the Parent, the Merger Subs and the Companies have determined that it is in the best interests of their respective companies and their respective stockholders for the Parent to acquire the Companies by means of the Mergers contemplated in this Agreement and, accordingly, the Boards of Directors of the Parent, the Merger Subs and the Companies have approved the Mergers and this Agreement.

For federal income tax purposes it is intended that the Mergers contemplated by this Agreement shall qualify as a reorganization within the meaning of Section 368(a)(1) of the Code and that this Agreement constitutes a plan of reorganization for such purposes.

Capitalized terms used but not otherwise defined in this Agreement have the meanings given them in the Appendix hereto (the “Appendix”), which is incorporated into, and made part of, this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Mergers.

1.1.      The Mergers.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 1103 and 1107 of the California Corporation Code (the “California Corporations Code”), at the respective Effective Time (as defined below):

(i)  M-Sub shall be merged with and into MBST, with MBST being the surviving corporation and a wholly-owned subsidiary of the Parent, and the separate corporate existence of M-Sub shall cease; and

(ii)  F-Sub shall be merged with and into Focus, with Focus being the surviving corporation and a wholly-owned subsidiary of the Parent, and the separate corporate existence of F-Sub shall cease.

1.2.     Consummation of the Mergers.  At the Closing, the parties shall cause each of the Mergers to be consummated by filing duly executed articles of merger with the Secretary of State of the State of California in accordance with the relevant provisions of the California Corporations Code.  The time of the filing of such articles of merger with respect to each of the Mergers is referred to herein as the “Effective Time” of such Merger.

1.3.     Effects of the Mergers.

(a)       At the respective Effective Time of each of the Mergers, the effect of the Mergers shall be as provided under the California Corporations Code, and as further provided in this Section 1.3 and in Section 1.4 hereof.  Without limiting the generality of the foregoing, upon consummation of the Mergers, as applicable:

(i)  all properties, assets, rights, privileges, policies and franchises of M-Sub and MBST shall vest in MBST as the surviving corporation of their respective Merger, and all debts, liabilities and obligations of M-Sub and MBST shall become the debts, liabilities and obligations of MBST as the surviving corporation of such Merger; and

(ii)  all properties, assets, rights, privileges, policies and franchises of F-Sub and Focus shall vest in Focus as the surviving corporation of their respective Merger, and all debts, liabilities and obligations of F-Sub and Focus shall become the debts, liabilities and obligations of Focus as the surviving corporation of such Merger.

(b)       The Articles of Incorporation and By-laws of MBST and Focus, as in effect immediately prior to the respective Effective Time of its Merger with the respective Merger Sub, shall remain the Articles of Incorporation and By-laws of MBST and Focus, respectively, as the surviving corporations of their respective Mergers, unless and until amended in accordance with their terms and as provided by Law.

1.4.     Conversion of the Shares of the Merger Subs and the Companies.  At the Effective Time of each of the Mergers, by virtue of each Merger and without any action on the part of the Parent, the Merger Subs, any of the Companies, any of the Sellers, any of the Principals or any other Person, (i) each outstanding share of the common stock of M-Sub and F-Sub, as applicable, shall be converted into one share of the common stock of MBST and Focus, respectively, and shall continue to be held by the Parent; and (ii) all of the outstanding shares of the capital stock of MBST and Focus (collectively, the “Converted Companies Shares”), as applicable, shall cease to be outstanding and shall be converted into the right to receive the portions specified on Schedule 1.4 of the consideration described in Section 1.5 (the “Merger Consideration,” as the Merger Consideration may be adjusted pursuant to Section 2.4, Section 5.9(b) and Section 5.14 hereof).

1.5.     Merger Consideration.  The Merger Consideration to be paid at the Closing shall, in the aggregate, consist of the following:

(i)  $1,000,000 cash plus such amount, if any, as may be required to be added thereto based on the preliminary estimate of Working Capital in accordance with Section 2.2(b), which the Parent shall pay to the Sellers at the Closing by wire transfer of immediately available funds to bank accounts designated in writing by the Sellers to the Parent not less than three (3) days prior to the Closing;

(ii)  700,000 newly issued shares of Parent Common Stock (subject to adjustment as provided in Section 1.6 hereof), which the Parent shall deliver to the Sellers at the Closing; and

(iii)  150,000 newly issued shares of Parent Common Stock (subject to adjustment as provided in Sections 1.6 and 1.7(b) hereof), which the Parent shall deliver to the Escrow Agent pursuant to the Escrow Agreement, and which shall be released only in accordance with the terms and provisions of Section 1.7 hereof and the Escrow Agreement.

1.6.     Adjustment of Parent Common Stock Through the Closing Date.  The number of shares of Parent Common Stock that shall be issued at the Closing, as provided in Section 1.5(ii) and Section 1.5(iii) hereof, shall be proportionately adjusted for and in respect of all Parent Equity Recap Transactions that are consummated, or that have a record date, after the date of this Agreement and on or prior to the Closing Date, with the result that the number and kind of securities so issued at the Closing as provided in Section 1.5(ii) and Section 1.5(iii) hereof shall be equal to the number and kind (including Parent Common Stock) of securities that the holder of 700,000 shares and 150,000 shares, respectively, of Parent Common Stock immediately before the first of such Parent Equity Recap Transactions would have held immediately after the last of such Parent Equity Recap Transactions.

1.7.     Escrow.

(a)       At the Closing, the Parent and the Sellers shall enter into an Escrow Agreement in the form of Exhibit 1.7(a) attached hereto (the “Escrow Agreement”) with an escrow agent reasonably acceptable to the parties hereto (the “Escrow Agent”).  As provided in Section 1.5(iii) hereof, the shares of Parent Common Stock or other securities to be issued at the Closing pursuant to Section 1.5(iii) hereof (such securities, as adjusted (if applicable) pursuant to Section 1.7(b) hereof, the “Escrowed Shares”) shall be delivered by the Parent to the Escrow Agent at the Closing to be held in escrow and released in accordance with the terms of the Escrow Agreement.

(b)       In the event of a Parent Equity Recap Transaction that occurs, or that has a record date, after the Closing Date and during the period any of the Escrowed Shares are to be held in escrow pursuant to the Escrow Agreement, the Parent, and (as applicable) the Sellers, shall cause the number of Escrowed Shares to be proportionately adjusted for and in respect of such Parent Equity Recap Transaction (without duplication for any adjustment that would occur automatically as a result of such Parent Equity Recap Transaction), with the result that the number and kind of securities then held in escrow pursuant to the Escrow Agreement shall be equal to the number and kind (including Parent Common Stock) of securities that the securities held in escrow immediately before such Parent Equity Recap Transaction would have become immediately after such Parent Equity Recap Transaction.

(c)        The Parent and the Sellers shall jointly direct the Escrow Agent to release the Escrowed Shares held in escrow as follows:

(i)  50,000 of such Escrowed Shares (as such number may have been adjusted prior to the closing pursuant to Section 1.6 hereof and as such number may be adjusted after the Closing pursuant to Section 1.7(b) hereof) to the Sellers if, and at such time, during the five (5) year period ending June 30, 2010, the Business of the Companies, based on the regularly prepared financial statements of the Companies and the Parent, achieves cumulative Section 1.7(c)(i) Revenues of at least $40 million;

(ii)  50,000 of such Escrowed Shares (as such number may have been adjusted prior to the closing pursuant to Section 1.6 hereof and as such number may be adjusted after the Closing pursuant to Section 1.7(b) hereof) to the Sellers if and at such time, on or prior to the fifth (5th) anniversary of the Closing Date, the price of one share of Parent Common Stock closes at $50.00 or more (which price shall be determined based on the closing price on the principal U.S. securities exchange or securities market on which the Parent Common Stock trades and proportionately adjusted to reflect any adjustments pursuant to Section 1.7(b) hereof) on ten (10) consecutive trading days on the principal U.S. securities exchange or securities market on which the Parent Common Stock trades; and

(iii)  50,000 of such Escrowed Shares (as such number may have been adjusted prior to the closing pursuant to Section 1.6 hereof and as such number may be adjusted after the Closing pursuant to Section 1.7(b) hereof)  to the Sellers if and at such time the conditions in both of Section 1.7(c)(i) and Section 1.7(c)(ii) hereof have been satisfied or deemed satisfied hereunder;

provided, however, the Parent may require that, in any directions to the Escrow Agent pursuant to this Section 1.7(c), the Parent and the Sellers shall reduce the number of Escrowed Shares to be released, with such reduction equal to a number of Escrowed Shares having a value (determined in the manner specified in Section 1.7(d) hereof as of the date such Escrowed Shares would otherwise have been released to the Sellers pursuant to this Section 1.7(c)) equal to the sum of all indemnification claims by the Parent or a Parent Indemnitee that are pending and unresolved (pursuant to the resolution procedures applicable with respect to the indemnification provisions of Section 8 of this Agreement), which number of Escrowed Shares shall continue to be held by the Escrow Agent pending final resolution of such claims, or that have been resolved (pursuant to such resolution procedures) in favor of the Parent or a Parent Indemnitee but remain unpaid.

(d)       The Parent and the Sellers shall jointly direct the Escrow Agent to release the Escrowed Shares not released to the Sellers in accordance with Section 1.7(c) hereof to the Parent for cancellation; provided, however, that:

(i)  as to any Escrowed Shares that were not released to the Sellers because of an unresolved indemnification claim as contemplated in the proviso at the end of Section 1.7(c), such joint notice shall be given to the Escrow Agent from time to time upon resolution of the indemnification claim, and shall direct the Escrow Agent to release (A) to the Parent or Parent Indemnitee a number of Escrowed Shares having a value equal to the amount of the claim (in accordance with the resolution thereof), or (if applicable) such lesser amount, if any, remaining after payment (after the date the respective Escrowed Shares were not released pursuant to the proviso at the end of Section 1.7(c)) by the Sellers of any amount of such claim in cash; and (B) to the Sellers such number of Escrowed Shares, if any, as may be remaining from the number withheld in respect of such resolved indemnification claim that were not released to the Parent or Parent

Indemnitee (less such number of Escrowed Shares that may be necessary for the Escrow Agent to continue to hold so that sufficient Escrowed Shares are held in respect of all pending and unresolved or resolved and unpaid, indemnification claims); and

(ii)  as to any Escrowed Shares that were not released to the Sellers because of an unpaid indemnification claim as contemplated in the proviso at the end of Section 1.7(c), such joint notice shall be given if such payment is not made within thirty (30) days after the date such Escrowed Shares would otherwise have been released from escrow, and shall direct the Escrow Agent to release (A) to the Parent or Parent Indemnitee a number of Escrowed Shares having a value equal to the amount of the claim or (if applicable) such lesser amount, if any, remaining after payment (after the date the respective Escrowed Shares were not released pursuant to the proviso at the end of Section 1.7(c)) by the Sellers of any amount of such claim in cash; and (B) to the Sellers such number of Escrowed Shares, if any, as may be remaining from the number withheld in respect of such unpaid indemnification claim that were not released to the Parent or Parent Indemnitee (less such number of Escrowed Shares that may be necessary for the Escrow Agent to continue to hold so that sufficient Escrowed Shares are held in respect of all pending and unresolved or resolved and unpaid, indemnification claims).

In connection with any release of Escrowed Shares pursuant to items (i) or (ii) of this Section 1.7(d) or any reduction of the amount of Escrowed Shares as contemplated by the proviso at the end of Section 1.7(c), any Escrowed Shares so released or withheld from release shall be valued at the average of the closing prices on the principal U.S. securities exchange or securities market on which the Parent Common Stock trades on the ten (10) consecutive trading days ending on the third (3rd) trading day prior to the date such Escrowed Shares would otherwise have been released to the Sellers pursuant to Section 1.7(c).

(e)        If a Change in Control Transaction is consummated at any time any Escrowed Shares remain in escrow pursuant to the Escrow Agreement, the conditions set forth in Sections 1.7(c)(i), (ii) and (iii) hereof for the release of such Escrowed Shares to the Sellers shall be deemed to have been satisfied regardless of whether such conditions have actually been satisfied as of the time of the consummation of the Change in Control Transaction.  Accordingly, the Parent and the Sellers shall jointly direct the Escrow Agent to release all of the Escrowed Shares then held in escrow upon the consummation of a Change in Control Transaction.

(f)        In the event the Parent makes any material changes (or directs that any material changes be made) to the day-to-day historic operation and activities of the Business (unless such material changes are made solely with respect to the back office or administrative matters of the Business), and such material changes materially impair the ability of the Sellers to cause the conditions for release of the Escrowed Shares to the Sellers set forth in Section 1.7(c)(i) to be satisfied, or if the employment of any Principal with the Companies is terminated by the applicable Company or other employer without Cause (as such term is defined in the applicable Employment Agreement) or by the Principal for Constructive Termination Without Cause (as such term is defined in the Employment Agreement) and if the Parent and the Seller have not prior thereto jointly directed the Escrow Agent to release Escrowed Shares as a result of the satisfaction of the condition set forth in Section 1.7(c)(i) hereof, then such condition set forth in Section 1.7(c)(i) hereof shall be deemed to have been satisfied and the Parent and the Sellers shall jointly direct the Escrow Agent to release Escrowed Shares then held in escrow to the Sellers as though such condition had been satisfied.

(g)        Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 1.7(c), no Escrowed Shares shall be released until after the Closing Working Capital has become final and binding on the parties hereto in accordance with the terms and provisions of Section 2 hereof.

(h)       In all matters pertaining to the escrow described in this Section 1.7, in the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Escrow Agreement, the terms and provision of this Agreement shall prevail as between the Parent and the Sellers.

1.8.     Certain Post-Closing Accounting Matters.  The Sellers acknowledge that, after the Closing, the Companies and the Business will be operated as a division of the Parent or through one or more Subsidiaries of the Parent, in all respects under the control and subject to the authority of the Board of Directors of the Parent; provided, however, that the Parent shall not take any action that will prevent the recognition of the Section 1.7(c)(i) Revenues.

1.9.     Allocation of Payments.  All payments of Merger Consideration, whether directly to the Sellers at the Closing, from the escrow held pursuant to the Escrow Agreement, or otherwise, shall be allocated among and paid and delivered to the Sellers in the relative percentages set forth on Schedule 1.4.

1.10.   Closing.  The closing of the Mergers and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Troutman Sanders LLP, legal counsel to the Parent and the Merger Subs, in New York, New York, at 10:00 a.m., local time, on a date that is not later than the tenth (10th) Business Day after the date of this Agreement (provided that all of the conditions to closing set forth in Section 6.1 and Section 6.2 hereof have been satisfied or waived), or at such other date, time or place as may be agreed to in writing by the parties hereto (the “Closing Date”).  The Closing shall be deemed to take place at 11:59 p.m. on the Closing Date.

2.         Working Capital Merger Consideration Adjustment.

2.1.     Adjustment of Merger Consideration.  The Merger Consideration shall be (i) increased by the amount, if any, by which the Closing Working Capital (as it becomes final and binding on the parties in accordance with Section 2.3 hereof) is greater than zero (such amount, if any, the “Positive Working Capital”), or (as applicable) or (ii) decreased by the amount, if any, by which the Closing Working Capital (as it becomes final and binding on the parties in accordance with Section 2.3 hereof) is less than zero (such amount, if any, the “Negative Working Capital”).

2.2.     Preliminary Working Capital Estimate.

(a)       Not less than two (2) Business Days and not more than five (5) Business Days before the Closing Date, the Sellers shall deliver to the Parent (i) a written calculation in reasonable detail of the amount of the Working Capital (whether positive, negative or zero) that the Seller Group expects the Companies (on a combined basis) to have as of the Closing and (ii) a certificate signed by the Sellers stating the amount of the Working Capital (whether positive, negative or zero) of the Companies as of the Closing as so estimated and certifying that such amount is the Sellers’ best estimate and forecast of the Working Capital of the Companies as of the Closing.

(b)       If the Sellers’ certificate as delivered pursuant to Section 2.2(a) shows that Working Capital is expected to be positive as of the Closing, then seventy-five percent (75%) of the amount by which Working Capital is expected to be positive, as set forth in the Sellers’ certificate, shall be added by the Parent to the cash component of the Merger Consideration and shall be paid at the Closing pursuant to Section 1.5(i), subject to adjustment pending the final determination of Closing Working Capital in accordance with Section 2.3 hereof and the payment thereof in accordance with Section 2.4 hereof.

2.3.     Determination of Closing Working Capital.

(a)       As promptly as practicable after the Closing Date (but in any event not more than ninety (90) days thereafter), the Parent shall deliver to the Sellers: (i) a combined balance sheet of the Companies as of the time of the Closing which shall be prepared in a manner consistent with the definition of Working Capital herein and otherwise in accordance with GAAP consistently applied with respect to the Audited Financial Statements of the Companies referred to in Section 3.08 hereof, but without giving effect to the Mergers, any matters occurring simultaneously with the Closing pursuant to this Agreement (other than any amount that may be paid at or prior to the Closing, as contemplated by Section 5.5 hereof) or any matters occurring after the Closing; and (ii) a calculation (which shall be based on and consistent with the combined balance sheet delivered pursuant to item (i) of this Section 2.3(a)) in reasonable detail setting forth the Parent’s calculation of the Working Capital of the Companies as of the Closing (the “Closing Working Capital”).

(b)       The Sellers shall have thirty (30) days after delivery to them of the Parent’s deliveries pursuant to Section 2.2(a) (the “Review Period”) to review such Parent deliveries.  If the Sellers do not agree with the amount of the Closing Working Capital as calculated by the Parent pursuant to Section 2.2(a), the Seller Group Representative shall, within the Review Period, give the Parent a written notice (a “Dispute Notice”) setting forth (i) the amount the Sellers believe to be the Closing Working Capital and showing the differences, category-by-category, and (ii) a reasonably detailed explanation of the basis of the Sellers’ calculation of such amount.  If the Seller Group Representative indicates in writing that the Sellers do not object to the Closing Working Capital as calculated by the Parent, or if the Seller Group Representative fails to deliver a Dispute Notice to the Parent within the Review Period, the Closing Working Capital as calculated by the Parent shall be deemed to have been accepted by the Sellers in the form in which it was delivered by the Parent and shall be final, conclusive and binding upon the parties for all purposes and not subject to appeal on any ground, absent mathematical error or fraud, and judgment on such amount of Closing Working Capital, and any resulting obligation of either the Parent or the Sellers to pay the other party any amount pursuant to Section 2.4 may be enforced in any court having jurisdiction over the subject matter of the controversy.

(c)        If a Dispute Notice shall be timely delivered by the Seller Group Representative to the Parent, the Seller Group Representative and the Parent shall, within thirty (30) days after such delivery, promptly and in good faith attempt to resolve the matters set forth therein and agree in writing upon the final amount of the Closing Working Capital.  If the Seller Group Representative and the Parent are unable to resolve the matters in dispute within that 30-day resolution period, then the Panel of Accountants (as defined in Section 2.3(e) hereof) shall be employed to arbitrate and resolve such matters as soon as reasonably practicable.  Any arbitration pursuant to this Section 2.3(c) and Section 2.3(d) hereof shall be conducted in New York City, or by telephonic conference call if acceptable to the Panel of Accountants.  The Sellers and the Parent shall each execute and deliver such retention agreements as the Panel of Accountants may reasonably require in connection with its services pursuant to this Section 2.3(c).

(d)       The Panel of Accountants shall be instructed to promptly review the applicable provisions of this Agreement and shall only consider those items in the Parent’s calculation of Closing Working Capital that are expressly identified as items of dispute in the Dispute Notice.  The Panel of Accountants shall, as promptly as practicable, deliver to the Parent and the Seller Group Representative a report setting forth any adjustments to such disputed items in the Parent delivery necessary to make such items conform to the requirements of this Section 2, and setting forth the amount of the Closing Working Capital.  The determination of the Panel of Accountants with respect to such matters shall be final, conclusive and binding upon the parties and not subject to appeal on any ground, absent mathematical error or fraud, and judgment on the determination, and any resulting obligation of either the Parent or the Sellers to pay the other party any amount under Section 2.4, may be enforced in any court having jurisdiction over the subject matter of the controversy.

(e)        The “Panel of Accountants” shall consist of three individual Certified Public Accountants each of whom shall be engaged in accounting practice in New York City and shall not, in the immediately preceding thirty-six (36) months, have provided services to or been employed by the Parent, the Companies, the Sellers, the Principals, or any of their respective Affiliates or any of their respective executive officers, and shall not be a member of, or employed by, a firm which has provided services to any of such Persons, or otherwise have a conflict of interest with any such Person or taken an adversarial position with respect to any such Persons.  Individuals who meet such qualifications shall be appointed as follows:  (i) one member shall be appointed by the Parent by written notice to the Seller Group Representative; (ii) one member shall be appointed by the Seller Group Representative by written notice to the Parent; and (iii) one member, who shall be the chairman of the Panel of Accountants, shall be appointed by the mutual agreement of the two members appointed pursuant to the foregoing items (i) and (ii) of this Section 2.3(e).  If the two members appointed pursuant to items (i) and (ii) of this Section 2.3(e) fail to agree within thirty (30) days after the second member has been appointed upon the appointment of the third member, the third member shall be appointed by the American Arbitration Association (the “AAA”) in accordance with its rules then in effect.  In the event that either party shall fail to appoint a member within fifteen (15) days after the other party appoints its member, such member and the third member shall be appointed by AAA in accordance with its rules then in effect.  The Panel of Accountants shall be instructed to determine which of the parties has substantially prevailed in the dispute and the party who has not substantially prevailed shall pay all of the fees and expenses of the Panel of Accountants in connection with the dispute.

(f)        With respect to any dispute and/or arbitration pursuant to this Section 2, the Sellers and the Parent shall each pay and be responsible for their own respective costs and expenses, including, without limitation, the fees and expenses of their respective legal, accounting and other advisors.

2.4.     Payment of Merger Consideration Adjustment.

(a)       Except as provided in Section 2.4(b), within five (5) Business Days after the amount of Closing Working Capital becomes final and binding upon the parties in accordance with Section 2.3, (i) the Parent shall pay to the Sellers, in cash, the amount, if any, by which the Positive Working Capital exceeds the amount, if any, of cash that, pursuant to Section 2.2(b), was added to the $1,000,000 cash portion of Merger Consideration paid at the Closing pursuant to Section 1.5(i) or, if applicable, (ii) the Sellers shall pay to the Parent, in cash, either (A) the amount, if any, by which the Positive Working Capital is less than the amount of cash that, pursuant to Section 2.2(b), was added to the cash portion of Merger Consideration paid at the Closing pursuant to Section 1.5(i) or (B) the sum of Negative Working Capital, if any, plus the amount of cash that, pursuant to Section 2.2(b), was added to the cash portion of Merger Consideration paid at the Closing pursuant to Section 1.5(i).  If the Sellers fail to pay any amount required to be paid pursuant to the immediately preceding sentence, the Parent may recover such amount not paid by canceling any of the shares of Parent Common Stock delivered to the Sellers pursuant to this Agreement.

(b)       In the event that, as a result of either (i) the adjustments, pursuant to Section 2.2(b) and Section 2.4(a), to the $1,000,000 cash portion of Merger Consideration paid at the Closing pursuant to Section 1.5(i), or (ii) any other adjustment to the Merger Consideration hereunder pursuant to any of Section 5.9 or Section 5.14 hereof, the portion of the total amount of cash paid by Parent to Sellers as Merger Consideration allocable to a Company undergoing one of the Mergers would exceed an amount equal to 25% of the fair market value on the date of Closing of the portion of the 700,000 shares of Parent Company Stock allocable to such Company, then any such excess amount shall not be paid in cash but rather shall be paid in newly issued shares of Parent Common Stock of equal value as determined in the manner specified in Section 1.7(d); and if fractional shares would result from such computation, such fractional shares shall not be issued.

3.         Representations and Warranties of the Seller Group.  Each member of the Seller Group, jointly and severally, hereby represents and warrants to the Parent and the Merger Subs as set forth below:

3.1.     Authority and Enforceability.

(a)       Each of the Sellers has the full capacity, power and authority to execute and deliver this Agreement and the Escrow Agreement and perform such Seller’s obligations hereunder and thereunder.  The respective trustees of each of the Sellers have the full capacity, power and authority to execute and deliver this Agreement and the Escrow Agreement on behalf of the respective Seller and to cause such respective seller to perform such Seller’s obligations hereunder and thereunder.  This Agreement and the Escrow Agreement have been duly and validly executed and delivered by the respective trustees of each of the Sellers and constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with the terms hereof and thereof.

(b)       Each of the Companies that is a signatory to this Agreement has the power and authority to execute this Agreement and each of the Operative Agreements to which it is a party and perform its respective obligations hereunder and thereunder.  The execution and delivery by each of such Companies of this Agreement and each of the Operative Agreements to which it is a party and the performance by each of such Companies of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors and the stockholders of each of such Companies, and no other action on the part of any of the Companies or the board of directors or stockholders thereof is necessary.  This Agreement and each of the Operative Agreements to which it is a party have been duly and validly executed and delivered by each of the Companies that is a signatory to this Agreement and constitute the legal, valid and binding obligations of each of such Companies, enforceable against it in accordance with the terms hereof and thereof.

(c)        Each of the Principals has the full capacity, power and authority to execute and deliver this Agreement and each of the Operative Agreements to which such Principal is a party and perform his obligations hereunder and thereunder.  This Agreement and each of the Operative Agreements to which a Principal is a party have been duly and validly executed and delivered by such Principal and constitute the legal, valid and binding obligations of such Principal, enforceable against him in accordance with the terms hereof and thereof.

3.2.     Organization of the Companies.  Each of the Companies is a corporation (other than Productions which is a general partnership), duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct the Business as and to the extent now conducted and as presently contemplated to be conducted and to own, use and lease its Assets.  Each of the Companies is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of the Business, makes such qualification, licensing or admission necessary except where the failure to be so qualified, licensed or admitted would not result in a Material Adverse Effect on the Companies.  The Sellers have, prior to the execution of this Agreement, given the Parent access to true, correct and complete copies of the Organizational Documents of each of the Companies.

3.3.     Equity Interests; Title.  Schedule 3.3 sets forth a complete and correct list of the authorized and issued capital stock of each of the Companies that is a corporation and the ownership of Productions.  The issued shares of capital stock as shown on Schedule 3.3 constitute all of the issued and outstanding shares of capital stock of each of the Companies that is a corporation and the ownership of Productions, and such issued shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights or other similar rights of any Person, any Laws or the Articles of Incorporation of the respective Company.  There is no Option or other Contract outstanding that directly or indirectly: (a) calls for, requires or contemplates the issuance, sale, grant or other disposition of any shares of capital stock of any of the Companies or securities that are convertible into, or have other rights to acquire, any shares of capital stock of any of the Companies; or (b) relates to the voting or control of any of the shares of capital stock of any of the Companies.  No Person has any right to require any of the Companies (or any Affiliate thereof) to register any securities of such Company (or any Affiliate thereof) under the Securities Act.  The Sellers own, beneficially and of record, all of the Converted Companies Shares, free and clear of any and all Liens.

3.4.     Ownership of Other Equities.  Except as set forth on Schedule 3.4, none of the Companies owns, directly or indirectly or, since December 31, 2001, has owned, directly or indirectly, any shares of capital stock or other equity interests (including any Option) in or with respect to any business, corporation, general partnership, limited partnership, limited liability company, association, joint venture, trust, or other entity.  All of such outstanding shares of capital stock or other equity interests have been duly authorized and validly issued, and are fully paid and non-assessable.  There are no Options requiring any of the entities listed on Schedule 3.4 to issue or sell, or giving any Person a right to subscribe for or acquire, or any way dispose of, any shares of capital stock or other equity interests of such entities.  None of such outstanding shares of capital stock or other equity interests is subject to any voting trust agreement, proxy or other agreement or arrangement.  There are no outstanding obligations or other commitments of any of the Companies or any of the issuers listed on Schedule 3.4 to make any investment (in the form of a loan, capital contribution or other obligation to provide funds) in any other Person.  None of the Principals, none of the Sellers and none of the Companies owns any shares of the capital stock of the Parent.

3.5.     No Conflicts.  Except as set forth on Schedule 3.5, the execution and delivery by the Sellers, the Principals and the Companies, as applicable, of this Agreement and the Operative Agreements to which such Person is a party, the consummation by the Sellers, the Principals and the Companies, as applicable, of the Mergers and of the other transactions contemplated hereby or thereby, and the performance of their respective obligations hereunder and thereunder, do not and will not (as applicable):

(i)  conflict with or result in a violation or breach of any of the terms, conditions or provisions of any of the Organizational Documents of any of the Companies;

(ii)  conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any of the Sellers, any of the Principals or any of the Companies or any of their respective Assets or to which any of the Sellers, the Principals or the Companies is a party; or

(iii)  result in a breach of or default under, require notice or consent under (or give rise to any right of payment, termination, cancellation or acceleration under) any of the terms, conditions or provisions of any Contract of any of the Companies or any of their Subsidiaries or to which any of the Assets of any of the Sellers (or any of the trustees thereof), any of the Companies or any of their Subsidiaries is bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

3.6.     Governmental Approvals and Filings.  Except as set forth on Schedule 3.6, no term or provision of any Law or Order applicable to any of the Sellers, any of the Principals or any of the Companies or any of their respective Assets or to which any of the Sellers, the Principals or the Companies is a party requires any consent, approval or action of, filing with or notice to any Governmental Authority in connection with the execution or delivery of this Agreement or the Operative Agreements or the consummation by any of the Sellers, any of the Principals or any of the Companies of the Mergers or any of the other transactions contemplated hereby or thereby or the performance by any of the Sellers, any of the Principals or any of the Companies of their respective obligations hereunder and thereunder.

3.7.     Assets of the Companies; Entities; Licenses.

(a)       The Assets that are owned by the Companies as of the date hereof, and that will be owned by the Companies immediately prior to the Closing and immediately after the Closing will include all Assets necessary to conduct the Business, in all respects, immediately following the Closing as such Business was conducted during the period reflected in the Audited Financial Statements, and all of the Assets that were owned by the Companies and used, directly or indirectly, in the Business during such period, in each case, subject to immaterial changes in the ordinary course of business consistent with past practice.  The Sellers, the Principals and the Companies do not conduct and have not conducted the Business through any entity other than the Companies or a wholly owned Subsidiary or Affiliate thereof, each of which (i) is listed on Schedule 3.3 attached hereto, (ii) has been continuously wholly owned by the Companies since 1999 (except as may be otherwise expressly disclosed on Schedule 3.3 hereto to the extent such entity was organized after that date) and (iii) will be acquired by the Parent as a result of the Mergers.  There is not, and at the Closing there will not be, any Lien (other than Permitted Liens) on or with respect to any of such Assets of the Companies (including, without limitation, any shares of capital stock or other equity interest of any Subsidiary of any of the Companies) that is not fully disclosed in the Audited Financial Statements and described in detail in the notes thereto.

(b)       Each of the Companies possesses every License reasonably necessary to conduct its business in the manner conducted during calendar year 2004 and each such License is current and in force and effect and will not be terminated as a result of the Mergers or any of the other transactions contemplated hereby.

3.8.     Financial Statements.

(a)       Attached hereto as Schedule 3.8(a) are true, correct and complete copies of the audited combined balance sheets of the Companies (subject to the last sentence of this Section 3.8(a)) as of December 31, 2004 (the “December 2004 Balance Sheet”) and December 31, 2003 and the related audited combined statements of operations, stockholders’ equity and cash flows of the Companies for each of the two fiscal years then ended (all of the foregoing financial statements, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP consistently applied (except as may be required by Section 3.10(b) hereof) and fairly and accurately present in all material respects the combined financial condition, results of operations, stockholders’ equity and cash flows of the Companies as of the dates and for the periods thereof.  The revenues and expenses set forth in the Financial Statements constitute all revenues generated and expenses incurred by the Companies or by any Subsidiary or Affiliate thereof or by any other Person in connection with the operation of the Business during the periods presented, subject to the last sentence of this Section 3.8(a).  The Financial Statements were audited by an independent auditing firm that is registered to practice before the U.S. Securities and Exchange Commission.  The right of the Parent and the Merger Subs to rely fully on the representations and warranties set forth in this Section 3.8 shall not be impaired or affected in any way by virtue of any assistance or involvement of the Parent or any of its internal or external accountants or other representatives in the preparation of the Financial Statements.  The financial condition, results of operations and cash flows for each of the entities the equity or assets of which are to be purchased or otherwise acquired prior to the Closing pursuant to Section 5.5, other than Uncle Dave’s, are fully reflected in the Financial Statements (subject to the last sentence of this Section 3.8).  Anything to the contrary notwithstanding, the Parent Group hereby acknowledges that the Financial Statements do not include any results from operations, or footnotes relating to Uncle Dave’s or Productions.

(b)       Uncle Dave’s is not a party to any Contract other than the Contract described at item 3 on Schedule 3.18(a).  The only revenues of Uncle Dave’s are attributable to such Contract.  Pursuant to such Contract, Uncle Dave’s receives revenues of $18,750 per calendar quarter.  Other than such Contract, Uncle Dave’s has no Assets, and Uncle Dave’s has no liabilities or obligations other than its performance obligations under such Contract.  The expenses of Uncle Dave’s do not exceed its revenues.

3.9.     Absence of Changes.

(a)       Except for the execution and delivery of this Agreement, since the date of the December 2004 Balance Sheet there has not been any Material Adverse Effect with respect to the Business or any of the Companies or any event or development that, individually or together with any or all other such events and/or developments, could reasonably be expected to result in a Material Adverse Effect with respect to the Business or the Companies except as set forth on Schedule 3.9(a) attached hereto.  Without limiting the foregoing, except as set forth on Schedule 3.9(a) attached hereto, there has not occurred since December 31, 2004 any event, fact or circumstance that, if such event, fact or circumstance were to occur after the date hereof and prior to the Closing, would be a violation of any of Sections 5.4(i) through (xviii).

(b)       Except as set forth on Schedule 3.9(b) attached hereto, since December 31, 2004, (i) there has been no termination, or substantial reduction or alteration, of any relationship between any Artist, on the one hand, and the Companies or the Business, on the other hand; and (ii) no member of the Seller Group has received any notice, indication, expression of intent or other communication (whether written, oral or otherwise), by or on behalf of any Artist,  that the Artist will terminate or substantially reduce or alter his or her relationship with the Companies or the Business, whether as a result of the consummation of the transactions contemplated hereby or otherwise.

(c)        Since December 31, 2004, (i) there has been no termination, or substantial reduction or alteration, of any relationship between any client or customer (other than an Artist, as to which Section 3.9(b) shall apply), on the one hand, and the Companies or the Business, on the other hand; and (ii) no member of the Seller Group has received any notice, indication, expression of intent or other communication (whether written, oral or otherwise), by or on behalf of any client or customer (other than an Artist, as to which Section 3.9(b) shall apply), that the client or customer will terminate or substantially reduce or alter its relationship with the Companies or the Business, whether as a result of the consummation of the transactions contemplated hereby or otherwise.

(d)       Notwithstanding anything in this Agreement (including, without limitation, Section 3.9(b) hereof and Section 3.9(c) hereof) to the contrary, the Seller Group makes no representation or warranty that any client of the Business or any of the Companies (including, without limitation, any Artist) will not cease being a client of the Business or reduce its patronage of the Business following the signing of this Agreement or following the Closing; provided, that nothing in this Section 3.9(d) shall in any way limit or restrict the right of the Parent and the Merger Subs to rely upon, or recover any and all Losses pursuant to the indemnification provisions hereof in respect of any breach of, any of the representations and warranties of the Seller Group herein, including, without limitation, the representations and warranties of the Seller Group set forth in Section 3.9(b) hereof and Section 3.9(c) hereof or the failure of the Seller Group to notify the Parent of a Client Adverse Effect of which any member of the Seller Group has knowledge prior to the Closing.

3.10.   No Undisclosed Liabilities; No Indebtedness.

(a)       Except for (i) liabilities expressly and specifically reflected or reserved against in the respective December 2004 Balance Sheet or in the notes thereto and (ii) accounts payable, accrued expenses and salaries and wages payable incurred since December 31, 2004 in the ordinary course of the Business consistent in amount and nature with past practice of the Companies, there are no liabilities of, relating to or affecting any of the Companies or their respective Assets or the Business.

(b)       Without limiting the generality of Section 3.10(a), each and every liability to any former stockholder, employee or consultant of any of the Companies, or to any Person with whom any of the Companies at any time had or engaged in any partnership, participation, joint venture or other collective undertaking, or any client (including, without limitation, any Artist) or customer of the Business, is fully recorded and disclosed as a current liability on the Audited Financial Statements, or if not yet fixed due to any pending or prospective audit or review, is of a third party described in the express terms of the certain of the applicable Contracts that are listed on Schedule 3.18, true, correct and complete copies of which have been provided to the Parent.

(c)        None of the Companies has any outstanding Indebtedness of any kind whatsoever.

3.11.   Tax Matters.

(a)       Since December 31, 2001

(i)  each of the Companies has (A) duly and timely filed with each relevant Tax Authority each Tax Return that is required to be filed by such Company or that includes or relates to such Company, its income, sales, Assets or business, which Tax Return is correct and complete and reflects accurately and fully all revenues and expenses of such Company for the respective periods covered by such Tax Return, (B) duly and timely paid in full all Taxes due and payable on or prior to the date hereof that appear on all Tax Returns (recognizing that any of the Companies that is an “S Corporation” or partnership does not pay federal income Taxes), and (C) has properly accrued on its Books and Records in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which such Company otherwise is or may be liable;

(ii)  except as described on Schedule 3.11(a), none of the Companies has requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed;

(iii)  none of the Companies is a “consenting corporation” within the meaning of Code Section 341(f) or any similar provision of applicable law and has not agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by such Company;

(iv)  no election under Code Section 338 or any similar provision of applicable law has been made or is required to be made by or with respect to any of the Companies;

(v)  none of the Companies (A) has adjusted or changed or received any request, demand, or proposal from a Tax Authority to adjust or change any accounting method, (B) is required to include in income any adjustment pursuant to Code Section 481 (a) (or any similar provision of applicable law) by reason of a change in accounting method, and (C) has either deferred any income to a period after the Closing that has economically accrued or is otherwise attributable to a period prior to the Closing nor accelerated any deductions into a period ending on or before the Closing that will or may economically accrue after the Closing; and

(vi)  none of the Companies is, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii).

(b)       The Seller Group has furnished to the Parent, or provided the Parent with access to, copies of all of the income Tax Returns filed or Tax elections made by each and all of the Companies since December 31, 2000.

(c)        Focus and StepTeco are classified and taxed as a “C corporations” for federal and state income Tax purposes, and MBST is classified and taxed as an “S” corporation for federal and state income Tax purposes.

3.12.   Legal Proceedings.  Except as set forth on Schedule 3.12 attached hereto, there are no Actions (including, but not limited to, any Actions pertaining to Taxes, to Environmental matters or to hiring, unfair labor practices, wages, hours, discrimination, wrongful termination, workers compensation, immigration or employee benefits plans) pending or, to the Knowledge of each member of the Seller Group, threatened, against, relating to or affecting any of the Companies, their Assets or the Business.  To the Knowledge of each member of the Seller Group, there are no facts or circumstances that could reasonably be expected to give rise to any other Action that (if in existence on the date hereof) would be required to be disclosed pursuant to the preceding sentence.

3.13.   Compliance With Laws and Orders.  There are no Orders outstanding against any of the Companies.  None of the Companies has since January 1, 2001 been in violation of or in default under any Law applicable to it, its Assets or the Business.  Since January 1, 2001, neither any of the Sellers nor any of the Companies has received any notice of any violation of any Law or Order relating to the Business or to any of the personnel of any of the Companies.

3.14.   Benefit Plans; ERISA.  Schedule 3.14 sets forth a complete and correct list of each Benefit Plan pursuant to which the Companies incurred an aggregate liability or expense in excess of $25,000 during any of the past three calendar years.  Each Benefit Plan, other than the medical plan of the Companies, will be terminated by the applicable Company prior to the Closing without any liability to the Parent or any of the Companies.  None of the Companies nor any of the Companies’ respective ERISA Affiliates have contributed to, nor do they have any liability, contingent or otherwise, to or arising out of, any Multiemployer Plan.  The following documents have been made available to the Parent prior to the date hereof: (i) true, correct and complete copies of all Benefit Plans, including all amendments thereto, which are employee welfare benefit plans (within the meaning of Section 3(1) of ERISA), or, in the case of any unwritten Benefit Plans, descriptions thereof; and (ii) all trust agreements or other funding agreements including insurance contracts, and (iii) the most recently filed form 5500 and actuarial valuation or financial information relative thereto.  Neither any of the Companies nor any ERISA Affiliates thereof has maintained, terminated or partially terminated any defined benefit plan within the meaning of ERISA.

3.15.   Real Property.

(a)       None of the Companies owns any real property.  All real property leased for a period greater than one (1) month by any of the Companies is listed on Schedule 3.15 (collectively, the “Leased Real Property”).  Each of the Companies (i) has a valid and enforceable leasehold interest with respect to each item of Leased Real Property leased by it, subject to no Liens (other than Permitted Liens), and (ii) is in possession of and has quiet enjoyment of each item of Leased Real Property leased by it.  None of the Leased Real Property is subject to any sublease of all or any portion thereof and no Person other than the Companies has any right to occupy any of the Leased Real Property.  The Leased Real Property is adequate in all material respects for the current needs of the Companies and the anticipated needs of the Companies for the year ended December 31, 2005.

(b)       Each lease with respect to any of the Leased Real Property is listed on Schedule 3.18 hereto.  Each such lease was entered into on the basis of arms’-length negotiations, is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, the particular Company a party thereto and, to the Knowledge of each member of the Seller Group, the other party thereto.  None of the Companies nor, to the Knowledge of each member of the Seller Group, any other party to any such lease, is in material violation or breach of or material default under any such lease (or, with notice or lapse of time or both, would be in material violation or material breach of or default under any such lease).

3.16.   Environmental Matters.  Without limiting the generality of Section 3.13 hereof, each of the Companies is in compliance with all Environmental Laws, has all required Environmental Permits and is in compliance with the terms thereof.  There has been no Environmental Release of a Hazardous Substance at, from, in, to, on or under any Site and, to the Knowledge of each member of the Seller Group, no Hazardous Substances are present in, on, about or migrating to or from any Site for which any of the Companies will be liable.  There are no past, pending, or, to the Knowledge of each member of the Seller Group, threatened Environmental Claims against any of the Companies.  Neither any of the Companies nor any predecessor thereof has transported or arranged for the treatment of any Hazardous Substance to any off-Site location.

3.17.   Intellectual Property.  The Companies own or have valid and enforceable rights to use all Intellectual Property used in the operation of the Business in the manner the Business was conducted during the fiscal year ended December 31, 2004, and none of such rights will terminate nor will any party have the power to terminate any such right as a result or by reason of the transaction contemplated by this Agreement.

3.18.   Contracts; Client and Customer Relations.

(a)       Schedule 3.18(a) contains a true, correct and complete list of each written or oral Contract or other arrangement (true, correct and complete copies, or, if none, reasonably complete and accurate written descriptions, of which, together with all amendments and supplements thereto and all material waivers thereof, have been delivered to the Parent prior to the execution of this Agreement) to which any of the Companies is a party or by which any Asset of any of the Companies is bound, under which the Company may be obligated to pay, or have the right to receive, at least $50,000, and that relate to or otherwise affect any of the Companies or the Business, including, but not limited to, all Contracts with any client (including, but not limited to, any Artist) or any customer of any of the Companies.

(b)       Each Contract disclosed or required to be disclosed in Schedule 3.18(a) (a “Section 3.18 Contract”) is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, the particular Company a party thereto and, to the Knowledge of each member of the Seller Group, the other party thereto.  None of the Companies nor, to the Knowledge of each member of the Seller Group, any other party to any Section 3.18 Contract, is in material violation or material breach of, or default under, any such Contract (or, with notice or lapse of time or both, would be in material violation or material breach of, or default under, any such Contract).  To the Knowledge of each member of the Seller Group, no event or circumstance exists that could reasonably cause a Material Adverse Effect to occur in connection with any Contract disclosed on Schedule 3.18(a), whether now or in the future, nor does any such Contract contain any term or provision that is unreasonably burdensome to any of the Companies.

(c)        Schedule 3.18(c) sets forth: in part (i) thereof, a true, correct and complete list of all Contracts or other arrangements with respect to which, in accordance with the agreement of the parties hereto, an amount will be included in the Closing Working Capital based upon the Income Forecast Method; and, in part (ii) thereof, a true, correct and complete list of all audits, reviews, analyses or other inspections by an auditor of the books and records of any Person (including, without limitation, studios, distributors and production companies) as to which the auditor or other representative has or shall have commenced field work prior to the Closing Date, and which are attributable to the Business.  No amounts anticipated to be received from the items listed in part (ii) of Schedule 3.18(c) will be included in Closing Working Capital.

(d)       No receivable amount to be included in Closing Working Capital will have or involve any liability, participation, sharing obligation or other obligation of any kind except to the extent such obligation is included as a liability on the calculation of Working Capital prepared by the Sellers pursuant to Section 2.2(a) hereof.

3.19.   Insurance.  Schedule 3.19 contains a true, correct and complete list of all liability, property, workers’ compensation, inland marine, automobile and other insurance policies currently in effect that insure the Business or the Assets, operations or employees of any of the Companies, a list and description of all claims made since December 31, 1999 against any insurance policy with respect to the Business or the Assets, operations or employees of any of the Companies and a description of the disposition of each such claim.  The insurance coverage provided by the policies described in the preceding sentence will not terminate or lapse by reason of the consummation of the Mergers or any of the other transactions contemplated by this Agreement or by any Operative Agreement.  Each policy listed on Schedule 3.19 is valid and binding and in full force and effect, no premiums due thereunder have not been paid and none of the Companies nor any other Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.

3.20.   Transactions with Certain Persons.

(a)       Schedule 3.20 sets forth a true, complete and correct description of each and every relationship between any of the Companies, on the one hand, and any of the Principals, any of the Sellers or any trustee thereof or any Affiliates or family member of any of the foregoing Persons since December 31, 2001, including, without limitation, any employment or consulting relationship, and the amounts paid by such Company in respect of such relationship (other than reimbursement for reasonable business expenses or payment of dividends in the ordinary course consistent with past practice) for each of the three calendar years ending December 31, 2004.

(b)       Except as disclosed on Schedule 3.20, since December 31, 2001, none of the Principals, none of the Sellers, no trustee of any of the Sellers, and no Affiliate or family member thereof:  (i) has had any direct or indirect financial interest in any Person with whom any of the Companies has consummated or entered into any Contract; (ii) has owned, directly or indirectly, in whole or in part, or has had any other interest in, any tangible or intangible property (including, without limitation, any Contract) that is used in the conduct of the Business; or (iii) has had any contractual or financial relationship or arrangement with, or otherwise received or has had the right to receive any payments from, any Person with whom any of the Companies has consummated or entered into any Contract.

3.21.   Employees and Labor Matters.

(a)       Set forth on Schedule 3.21(a) hereto is a copy of the December 31, 2004 payroll summary of the Companies which lists all employees (other than the Principals) who as of the date thereof were employed either full or part time by any of the Companies (the “Companies Employees”) and their respective wage information and a detail listing of any changes in any of the employees or their wage information since December 31, 2004.

(b)       Set forth on Schedule 3.21(b) hereto is a list of (i) each employment Contract (other than any unwritten Contract that is an employment-at-will relationship) or severance protection Contract in effect with respect to any of the Companies Employees (collectively, the “Companies Employees Employment Agreements”), and (ii) the name of any of the Companies Employees with whom any of the Sellers or any of the Companies has entered into a Contract as of the date hereof providing for retention payments (collectively, the “Retention Agreements”).  The Sellers have furnished to the Parent true, correct and complete copies of all Companies Employees Employment Agreements and Retention Agreements.

(c)        Since November 1, 2002, (i) none of the Companies has effectuated a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment or facility of the Seller, (ii) none of the Companies has effectuated a “mass layoff” as defined in the WARN  Act affecting any site of employment or one or more operating units within any site of employment or facility of the Seller, and (iii) to the Knowledge of each member of the Seller Group, none of the Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger any similar state or local laws.

(d)       To the Knowledge of each member of the Seller Group, no union organizational campaign presently exists with respect to any Companies Employee and no request or petition for union representation has been filed or made.  There are no collective bargaining Contracts covering Companies Employees.

3.22.   Bank and Brokerage Accounts.  Schedule 3.22 sets forth a true, correct and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which each Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.  Except as expressly described on Schedule 3.22, no Person has any authority to sign check or drafts or otherwise bind, or enter into any transaction on behalf of, any of the Companies with respect to any bank, brokerage or other account with any financial institution.

3.23.   Insurability of the Principals.  No member of the Seller Group knows of any reason (including, without limitation, any reason relating to any medical condition) that would prevent the Companies or the Parent from obtaining insurance on the lives of each of the Principals, with the Company or the Parent as the beneficiary thereof, at the best rates for individuals of the same ages, respectively, as each of the Principals.

3.24.   Brokers.  All negotiations relative to this Agreement, the Mergers and the other transactions contemplated hereby have been carried out by the Principals, the Sellers and the Companies directly with the Parent without the intervention of any Person on behalf of the Principals, the Sellers and the Companies in such manner as to give rise to any valid claim by any Person against the Parent for a finder’s fee, brokerage commission or similar payment.

3.25.   Investment Representations.  Each of the Sellers:

(i)  is an “accredited investor” as such term is defined in Rule 501 (a) of Regulation D of the Securities Act;

(ii)  has substantial experience in evaluating and investing in private placement transactions of securities so that such Seller is capable of evaluating the merits and risks of its, his or her investment in the Parent Common Stock and has the capacity to protect its, his or her own interests;

(iii)  understands that the acquisition of the Parent Common Stock is a speculative investment that involves a high degree of risk of loss of the Seller’s investment therein, is able to bear the economic risk of its, his or her investment in the Parent Common Stock for an indefinite period of time, including the risk of a complete loss of its, his or her investment in the Parent Common Stock, and acknowledges that the Parent Common Stock has not been registered under the Securities Act, and therefore cannot be sold, transferred, pledged, hypothecated or otherwise transferred of disposed of unless subsequently registered under the Securities Act or an exemption from such registration is available;

(iv)  is acquiring the Parent Common Stock for investment for its, his or her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of, or that could cause the Parent to be in violation of, applicable Laws, understands that the Parent Common Stock has not been registered under the Securities Act and is being offered hereby by reason of an exemption from the registration requirement of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein, and acknowledges that the certificates evidencing such shares of Parent Common Stock will bear a legend with respect to certain of the matters set forth in this Section 3.24;

(v)  acknowledges that it, he or she has had a full opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Common Stock and has had full access to the Parent’s officers and such other information concerning the Parent as it, he or she has requested; and

(vi)  acknowledges that: no securities authority has approved or otherwise passed upon the issuance of Parent Common pursuant to this Agreement; it, he or she has relied solely upon its, his or her own tax advisors and other advisors and not on any statements or representations of the Parent or any of their representatives; and it, he or she (and not the Parent) shall be solely responsible for any of its, his or her Tax liability that may arise as a result of the consummation of the Mergers and the other transactions contemplated hereby or an investment in the Parent Common Stock.

3.26.   Major Clients or Customers.  Schedule 3.26 sets forth a true, correct and complete list of the ten (10) clients or customers from whom the Companies derived the greatest amount of revenues in cash in connection with the operation of the Business during each of the twelve months ended December 31, 2004 and December 31, 2003, and (to the extent not otherwise included in such list) the five (5) Artists from whom the Companies derived the greatest amount of revenues in cash in connection with the operation of the Business during such periods.

3.27.   Disclosure.  No representation or warranty of or by any member of the Seller Group contained in this Agreement, in any of the Schedules hereto, in any

Operative Agreement or in any certificate, list or other writing furnished to the Parent pursuant to any provision of this Agreement (including, without limitation, the Audited Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

4.         Representations and Warranties of the Parent and the Merger Subs.  Each member of the Parent Group hereby jointly and severally represents and warrants to the Sellers as follows:

4.1.     Organization.

(a)       The Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets.  The Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

(b)       Each of the Merger Subs is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets.  Each of the Merger Subs is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

4.2.     SEC Reports and Financial Statements of the Parent.

(a)       The Parent has delivered or made available to the Sellers a copy of the most recent Form 10-K filed by the Parent with the Securities and Exchange Commission (the “SEC”) (as such item has been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the “SEC Reports”).  As of their respective dates, each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act applicable to such SEC Report, and none of the SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)       Included in the SEC Reports are the audited balance sheet of the Parent as of December 31, 2004 and the related audited statements of income, changes in stockholders’ equity and cash flows for the Parent for the fiscal year then ended (the “Parent Financial Statements”). The Parent Financial Statements have been prepared by the Parent in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition and results of operations of the Parent as of December 31, 2004 and for the fiscal year then ended.

4.3.     Authority and Enforceability.  Each of the Parent and the Merger Subs has the power and authority to execute this Agreement and perform its respective obligations hereunder.  The execution and delivery by each of the Parent and the Merger Subs of this Agreement and the Operative Agreements and the performance by each of the Parent and the Merger Subs of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors and the stockholders, and under the Operative Agreements, as applicable, of each of the Parent and the Merger Subs and no other corporate action on the part of the Parent or the Merger Subs of the board of directors or stockholders thereof is necessary.  This Agreement has been duly and validly executed and delivered by each of the Parent and the Merger Subs and constitutes the legal, valid and binding obligation of each of the Parent and the Merger Subs, enforceable against it in accordance with its terms.

4.4.     No Conflicts.  The execution and delivery by the Parent and the Merger Subs, as applicable, of this Agreement and the Operative Agreements, as applicable, the consummation by the Parent and the Merger Subs, as applicable, of the Mergers and the other transactions contemplated hereby and thereby, and the performance of their respective obligations hereunder and thereunder, do not and will not (as applicable):

(i)  conflict with or result in a violation or breach of any of the terms, conditions or provisions of any of the Organizational Documents of the Parent and the Merger Subs, as applicable;

(ii)  conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Parent or the Merger Subs or any of their respective Assets or to which either the Parent or the Merger Subs is a party; or

(iii)  result in a breach of or default under, require notice or consent under (or give rise to any right of payment, termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material Contract of the Parent or the Merger Subs or to which any of the material Assets of the Parent or the Merger Subs is bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

4.5.     Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to, any Governmental Authority on the part of any of the Parent or the Merger Subs is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements or the consummation of the Mergers or any of the other transactions contemplated hereby or thereby.

5.         Additional Covenants of the Parties.

5.1.     Further Assurances and Cooperation.  Subject to the terms and conditions hereof, the parties hereto shall, and shall cause their Affiliates to, use their reasonable best efforts to take as promptly as practicable all action and to do all things necessary, proper or advisable to consummate and make effective the Mergers and any of the other transactions contemplated hereby, including, without limitation, fulfilling the conditions precedent to the other party’s obligations hereunder, securing as promptly as practicable all consents, approvals, waivers and authorizations, and making any filings, required under any Contract or applicable Law in connection with the Mergers and any of the other transactions contemplated hereby; provided, however, that (a) the consent of the landlord of the Leased Real Property to the consummation of the Mergers and the other transactions contemplated herein shall not be required as a condition to the Closing; provided, however, that, following the execution and delivery of this Agreement, the parties shall use their best efforts to obtain such consent, and (b) none of the parties or any of their respective Affiliates shall be required to make any payment therefor, other than filing, recordation or similar fees payable to any Governmental Authority.

5.2.     Investigation by the Parent.  From the date hereof until the Closing Date, the members of the Seller Group shall, and shall each of them shall cause all of the officers, directors, employees, agents, accountants and counsel of each of the Companies to, (i) promptly afford the officers, employees and authorized agents, accountants, counsel and representatives of the Parent, during normal business hours, access to (A) the offices, books, Contracts and records of each of the Companies and any records concerning each of the Companies maintained and accumulated by its representatives, and (B) those officers, directors, employees, agents, accountants and counsel of each of the Companies who have any knowledge relating to the Business, and (ii) promptly furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Parent such additional financial and operating data and other information regarding each of the Companies or the Business (including, without limitation, any Contracts in effect as of the date hereof and any Contracts being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill as the Parent may from time to time reasonably request.  All such investigations by the Parent shall be performed at such times and locations as are reasonably mutually agreed to by the parties and shall be performed upon reasonable prior written notice to the Sellers and in a manner that shall not be disruptive to the operations of the Business.

5.3.     No Shop.  From the date hereof until consummation of the Closing or termination of this Agreement in accordance with Section 9, no member of the Seller Group shall, and each member of the Seller Group shall not authorize or permit the Companies or any of its respective family members (as applicable) or Affiliates to, nor will it authorize any investment banker or other representative or agent to (and shall direct such bankers or similar representatives or agents not to): (a) directly or indirectly, solicit, encourage, initiate, or participate in any way (including, without limitation, by way of furnishing information) in any discussions or negotiations with any Person or group (other than the Parent) concerning any merger, consolidation, sale of the Business by asset sale, sale of shares of capital stock or similar transactions in respect of any of the Companies or the Business (each, an “Acquisition Proposal”), (b) knowingly disclose, directly or indirectly, to any Person preparing to make an Acquisition Proposal, any confidential information concerning the Companies or the Business, or (c) enter into any understanding, agreement or commitment with any third party providing for a business combination involving, equity investment in, or sale of any of the Companies or the Business (or any portion thereof) by asset sale or otherwise other than with the Parent and the transactions contemplated hereby.  The Seller Group shall promptly advise the Parent of any Acquisition Proposal and deliver a copy thereof to the Parent.

5.4.     Conduct of Business.  During the period from the date hereof through the Closing Date, the Sellers shall cause each of the Companies (i) to conduct the Business in the ordinary course thereof consistent with past practice and (ii) not to engage in any material or extraordinary transaction without the Parent’s prior written consent.  Without limiting the generality of and in addition to, the foregoing, and without limiting anything set forth in Section 5.6, prior to the Closing Date, except as the Parent may otherwise consent in writing, the Sellers shall not permit any of the Companies to do or take any of the following actions (provided that in the case of Section 5.4(i) hereof, the Sellers’ obligation shall be to use their reasonable good faith efforts (without causing any impairment of economic terms) not to permit any of the Companies to allow any of the events contemplated by Section 5.4(i) to occur):

(i)  fail to take all commercially reasonable actions to preserve the relationships between the Business and all clients (including, but not limited to, Artists) and customers; provided, however, that, without limiting the right of the Parent and/or the Merger Subs to terminate this Agreement in accordance with Section 9.1 hereof or to indemnification for Losses under any other provision of this Agreement, the Seller Group shall not have any liability to the Parent for any Losses arising solely from a Client Adverse Effect (provided that such Client Adverse Effect shall have been disclosed as required in Section 5.19 hereof);

(ii)  enter into any new Contract, other than (A) new Contracts with Artists or new Contracts for production, (B) new Contracts that bind the Companies for less than 24 months or (C) new Contracts that obligate the Companies for less than $200,000, in each case only to the extent that such new Contracts are in the ordinary course of Business consistent with past practices;

(iii)  amend any of its Organizational Documents;

(iv)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of Options or otherwise) any shares of any class of capital stock or any other ownership interests of any of the Companies;

(v)  split, combine or reclassify any shares of capital stock or other ownership interests, or redeem or otherwise acquire any of its securities or other ownership interests;

(vi)  incur or assume any Indebtedness, other than trade payables or accrued expenses incurred in the ordinary course of the Business consistent with past practice, or any liability or other obligation of the kind described in Section 3.10(b), or make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances to employees in the ordinary course of the Business consistent with past practices);

(vii)  enter into, adopt, terminate (in whole or part) or amend any Benefit Plan, or increase in any manner the compensation or fringe benefits of any officer or employee from the levels in effect as of December 31, 2004, other than (A) bonuses to the Principals and key employees (all of which bonuses shall be paid prior to the Closing and (without duplication for any reduction of the cash component of Working Capital as a result of such payment) the effect of such payment shall be included in the calculation of Closing Working Capital, including, without limitation, the calculation thereof as reflected in the calculation and certificate delivered by the Sellers to the Parent pursuant to Section 2.2(a) hereof), (B) increases effective January 1, 2005 in compensation levels for employees in the aggregate amount of $38,500, (C) increases in compensation as of the Closing to employees other than the Principals in an amount which shall be approximately equal to the profit sharing benefits each such employee received in 2004, and (D) in addition to the foregoing, increases after January 1, 2005 in the annual compensation of certain key employees in amounts not to exceed $50,000 in the aggregate;

(viii)  change any accounting principle or method or make any election for purposes of foreign, federal, state or local income Taxes;

(ix)  take or suffer any action that would result in (A) the creation, or consent to the imposition, of any Lien on any of the Assets of such Company or the cancellation, termination, lapse or non-renewal of any insurance policy (unless such policy is replaced with comparable insurance);

(x)  enter into or engage in any transaction not fully described on Schedule 3.20 with any of the Principals, any of the Sellers, any trustee of any of the Sellers or any family member or Affiliate of any of the foregoing, or any transaction not fully described on Schedule 3.20 with any of the other Companies;

(xi)  commit any violation, breach or default under, or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any Contract to which any of the Companies is a party or by which any of its Assets is bound;

(xii)  write off or write down any Assets of any of the Companies not in the ordinary course of the Business and/or inconsistent with past practice;

(xiii)  dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property Rights of the Business;

(xiv)  settle any Action in a manner that would result in any of the Companies being enjoined in any respect;

(xv)  unless required by GAAP or applicable Law: (A) make or rescind any material election relating to Taxes, (B) file any amended income Tax Returns that will result in a material increase in taxable income for any Company, or (C) make any material change in any method of accounting, keeping its books of account or accounting practices or in any material method of Tax accounting of any of the Companies.

(xvi)  dispose of any Assets other than obsolete Assets in the ordinary course of Business;

(xvii)  cancel or compromise any material debt or claim or waive or dispose of any rights or assets of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;

(xviii)  authorize or enter into any Contract to do any of the foregoing.

5.5.      Certain Reorganization Transactions.

(a)          Prior to the Closing, the Seller Group shall cause Focus to acquire all of the equity of StepTeco, either by purchase or through a merger of StepTeco into Focus, with Focus being the surviving entity.  The consideration to be paid by Focus for StepTeco shall be cash which shall be fully paid to the sellers of StepTeco no later than immediately prior to the Closing, and the reduction in the Companies’ cash as a result of such payment shall be reflected in the calculation of Closing Working Capital pursuant to Section 2 hereof and shall be included in the Sellers’ certificate delivered pursuant to Section 2.2(a) hereof.

(b)         Prior to the Closing, the Seller Group shall cause MBST to acquire all of the equity of Uncle Dave’s Boondoggle, Inc., a California corporation (“Uncle Dave’s”), either by purchase or through a merger of Uncle Dave’s into MBST, with MBST being the surviving entity.  Uncle Dave’s is an affiliate of the Companies through which certain aspects of the Business have been conducted.  The consideration to be paid by MBST for Uncle Dave’s shall be cash which shall be fully paid to the sellers of Uncle Dave’s no later than immediately prior to the Closing, and the reduction in the Companies’ cash as a result of such payment shall be reflected in the calculation of Closing Working Capital pursuant to Section 2 hereof and shall be included in the Sellers’ certificate delivered pursuant to Section 2.2(a) hereof.

(c)          Prior to the Closing, the Seller Group shall cause MBST to purchase all of the assets of MBST Productions, a California general partnership (“Productions”) that is an affiliate of the Companies through which certain aspects of the Business have been conducted.  The Seller Group shall also cause MBST to assume none of the liabilities of Productions, except only for contingent liabilities pursuant to which Productions would be required to share a certain portion of revenues received by Productions with respect to rights in certain prior television productions (and none of which contingent liabilities is associated with an item that will be included in Closing Working Capital).  The consideration to be paid by MBST for the assets and liabilities of Productions shall be cash which shall be fully paid to Productions no later than immediately prior to the Closing, and the reduction in the Companies’ cash as a result of such payment shall be reflected in the calculation of Closing Working Capital pursuant to Section 2 hereof and shall be included in the Sellers’ certificate delivered pursuant to Section 2.2(a) hereof.

(d)         All agreements and other documentation that effectuates or evidences any of the transactions contemplated in Section 5.16(a), (b) or (c) shall be furnished to the Parent at least five (5) days prior to the execution and delivery thereof, shall be satisfactory to the Parent as to form, substance and scope in all respects.

5.6.        Affiliate Transactions.  Except for compensation, rights or obligations under any Benefit Plans or reimbursement of expenses in the ordinary course of the Business consistent with the past practices of the Companies or as set forth on Schedule 5.6, simultaneously with the Closing, (i) the Seller Group shall cause to be cancelled all amounts due from any of the Companies to any of the Principals, any of the Sellers (or any trustee thereof) or any of the family members or Affiliates thereof (other than the Companies) and (ii) the Seller Group shall cause all amounts then due to any of the Companies from any of the Principals, any of the Sellers (or any trustee thereof) or any of the family members or Affiliates thereof (other than the Companies) to be paid.

5.7.        Books and Records.  On the Closing Date, the Sellers shall deliver to the Parent the originals of all corporate Books and Records of the Companies, including any minute books, and shall deliver to the Parent copies of all other Books and Records pertaining to the Companies, and if at any time after the Closing any of the Sellers discovers in his or her possession or under his or her control any other Books and Records, it shall forthwith deliver or make available such Books and Records to the Parent.

5.8.        Employment Agreements.  At the Closing, the Seller Group shall cause Lawrence Brezner, David Steinberg and Stephen Tenenbaum to enter into employment agreements with certain of the Companies in the respective form attached hereto as Exhibit 5.8(a)(i), in the case of Mr. Brezner, Exhibit 5.8(a)(ii), in the case of Mr. Steinberg, and Exhibit 5.8(iii), in the case of Mr. Tenenbaum (collectively, the “Employment Agreements”).

5.9.        Preparation of Tax Returns.

(a)          To the extent permitted under applicable Law, each of the Sellers, each of the Companies (other than Productions) and the Parent shall close or terminate (or cause to close or terminate), as of the Closing, each Tax period relating to such Company or such Company’s income, sales or Assets or the Business or other activities.

(b)         To the extent not filed prior to Closing, the Sellers shall prepare (or cause to be prepared) each Tax Return required for each of the Companies (other than Productions) for each Pre-Closing Tax Period.  At least twenty (20) days prior to the date on which such Tax Return is due to be filed (including any extensions) with the appropriate Tax Authority pursuant to applicable law, the Sellers shall deliver such Tax Return to the Parent for the Parent’s review and approval (which approval shall not be unreasonably withheld or delayed).  Upon the Parent’s review and approval of such Tax Return, the Sellers shall pay to the Parent any Tax due thereon, and the Parent shall file (or cause each of the Companies, other than Productions, to file) such Tax Return and pay (or cause each of the Companies, other than Productions, to pay) to the appropriate Tax Authority any Taxes due with respect to such Tax Return; provided, however, that the obligation of Sellers to pay to the Parent any Tax due shall be reduced to the extent such Tax was taken into account in the calculation of Closing Working Capital.  Any Taxes so paid shall be deemed a decrease in the Purchase Price.

(c)          After the Closing, each of the Companies, each of the Sellers, each of the Principals and the Parent shall each:

(i)  assist the other parties in preparing any Tax Returns which such other parties are responsible for preparing and filing in accordance with this Agreement;

(ii)  cooperate fully in preparing for any audit of, or disputes with any Tax Authority regarding, any Tax Return with respect to such Company, the Parent, the Merger Subs or any of the Parent’s other subsidiaries;

(iii)  make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to any Tax of any of the Companies or such Company’s subsidiaries;

(iv)  provide timely notice to the other in writing of any pending or threatened (in writing) Tax audits or assessments with respect to any Tax periods of any of the Companies or any of their respective subsidiaries for which the other may have a liability under this Agreement; and

(v)  furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or any other information request from any Tax Authority with respect to any taxable period for which the other may have a liability under this Agreement.

(d)         The Sellers shall cause any and all existing Tax sharing agreements or similar arrangements, written or unwritten, binding on any of the Companies or any of their respective subsidiaries to be terminated on or before the Closing Date and no payments pursuant to any such Tax sharing agreement or similar arrangement shall be made on or after such termination.

(e)          After the Closing, for federal income tax purposes, the Parent, the Companies and the Sellers shall, pursuant to Treasury Regulations Section 1.368-3, (i) report consistently with the position that each of the Mergers is a reorganization under Section 368(a)(2)(E) of the Code, and (ii) shall not take any position inconsistent therewith.

5.10.      Non-Disclosure of Confidential Information.

(a)          Following the Closing, each of the Principals and each of the Sellers shall not, and each of the Principals and each of the Sellers shall cause its respective officers, directors, employees, agents, accountants, counsel and other representatives not to, directly or indirectly, disclose or communicate to any Person, or use to the detriment of any of the Beneficiaries or for the benefit of any other Person, any Confidential Information; other than, (i) in the case of the Principals during any period of their employment by the Companies after the Closing, to any of the Beneficiaries or their authorized employees and otherwise to the extent necessary in the course of such Principal’s service to the Companies; or (ii) as may be required by applicable law or pursuant to a subpoena or other judicial or regulatory process and, if during any such Principal’s employment term, then only after consultation with the Parent’s General Counsel or Chief Legal Officer or the Board of Directors of the Parent, to the fullest extent possible.

(b)         For purposes of this Agreement, “Confidential Information” shall include the following:

(i)  any information pertaining to any of the Beneficiaries or their respective businesses, operations or Assets, whether such information is in written, digital, electronic or other form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret of any of them, including, without limitation, information that consists of or concerns any of their Assets, clients (including, without limitation, Artists) or customers, suppliers, vendors, competitors, businesses and affairs, graphs, samples, inventions and ideas, past, current and planned marketing methods, processes, business and marketing strategies and materials, price lists, pricing policies, market studies, business plans, computer software and databases, contracts with any person, names or other information, strategies for business plans, plans, ideas, concepts, designs, drawings, specifications, techniques, models, data, documentation, diagrams, graphs, flow charts, research, discoveries, development, processes, procedures and “know-how,” whether or not such information would be deemed a trade secret under applicable state or federal law;

(ii)  to the extent not included in item (i) above, information concerning the business, operations, affairs, condition (financial or otherwise), prospects, business plans and strategies (whether or not pursued) of any of the Beneficiaries (which includes, without limitation, financial statements, financial projections and budgets, historical and projected sales, promotion and marketing budgets and plans, the names and backgrounds of key personnel, proposed personnel and personnel training techniques and materials), howsoever documented; and

(iii)  all notes, analyses, compilations, studies, summaries and all other material prepared by any party hereto or its representatives containing or based, in whole or in part, on any information included in any of the foregoing items (i) and (ii); and

(iv)  the existence of this Agreement and the fact that the parties have considered or discussed, or engaged in any communications whatsoever, regarding the transactions contemplated hereby.

In addition to the restrictions set forth in Section 5.10(a) hereof, each of the Principals and each of the Sellers acknowledges and agrees that all Confidential Information is also entitled to all of the protections and benefits available to the Beneficiaries under applicable Law.

(c)          Notwithstanding anything to the contrary contained in this Section 5.10, Confidential Information shall not include any information that:

(i)  is or was in the public domain at the time of its receipt, or subsequently came into the public domain through no fault of the seller Group; or

(ii)  is independently acquired or developed by the Seller Group without violating any obligation of the Seller Group under this Agreement.

(d)       Notwithstanding anything to the contrary contained herein, promptly following the execution and delivery of this Agreement, the members of the Seller Group shall disclose to a limited number of major clients (including, without limitation, the

Artists) the existence of this Agreement (but not the terms of this Agreement) and that the transactions contemplated hereby will result in the Companies (other than Productions) becoming subsidiaries of the Parent; provided that if any of the information to be so disclosed has not, at the time of such proposed disclosure, been publicly announced by the Parent, the Seller Group shall obtain the oral agreement of each of such clients (i) to hold such information in strict confidence and not further disclose such information to any Person or entity, and (ii) not to trade in any of the securities of the Parent at any time while such client may be in possession of material non-public information with respect to the Parent.

5.11.      No Solicitation; No Hire.

(a)          Each of the Principals and each of the Sellers shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of any of the Beneficiaries (in each case, other than Andrew Tenenbaum) to terminate his, her or its employment, consultancy or other engagement with such entity and become employed by or engaged with any other Person, or work with such Person or represent such Person, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person or by himself or itself.

(b)         Except on behalf of any Beneficiary, each of the Principals and each of the Sellers shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause:

(i)  any Person (including, without limitation, any Artist) with whom any of the Beneficiaries had a business relationship at any time during the 12-month period prior to the date of this Agreement or at any time during the respective Restriction Period;

(ii)  any Person who is a client (including, without limitation, any Artist) or customer or was a client or customer of any Beneficiary at any time during the 12-month period prior to the date of this Agreement or at any time during the respective Restriction Period; or

(the Persons referred to in items (i) and (ii) above, collectively, the “Section 5.11(b) Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar services, activities or goods that any such Section 5.11(b) Prohibited Person purchased from, was engaged in with or provided to, such Beneficiary, as applicable, or to reduce or terminate such Section 5.11(b) Prohibited Person’s business relationship with any Beneficiary; and each of the Principals and each of the Sellers shall not, directly or indirectly, approach any such Section 5.11(b) Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person.

(c)          As used in this Section 5.11 or in Section 5.12, the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any Persons with such status at any time during the six (6) months preceding any solicitation in question.

5.12.    Non-Competition.

(a)          Except with respect to any Beneficiary, each of the Principals and each of the Sellers shall not, during the Non-Competition Restriction Period, alone or in association with any other Person, directly or indirectly, (i) engage, directly or indirectly, in any Restricted Activity, (ii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity.

(b)         The Seller Group and the Parent Group believe that the goodwill of the Companies and of the Business is a valuable asset and an essential inducement to the Parent and the Merger Subs to enter into this Agreement and to consummate the Mergers and the other transactions to be consummated pursuant to the this Agreement.  Each of the Principals and each of the Sellers acknowledges that any of the Principals and any of the Sellers could substantially dilute the value of such goodwill by violating any of the provision of Section 5.12(a) hereof, or any of the provisions of Section 5.10 or 5.11 hereof.  In order to induce the Parent and the Merger Subs to enter into this Agreement and a condition precedent to the consummation of the Mergers and the other transactions contemplated by this Agreement, each of the Principals and each of the Sellers has agreed, in his or its capacity as a selling equity holder (or a Person with a beneficial interest in such selling equity holder) and not as an employee or a consultant, to accept the restrictions as set forth in Sections 5.10, 5.11 and 5.12 hereof.  In addition, each of the Principals and each of the Sellers acknowledges and agrees that the provisions of Section 5.10, Section 5.11 and this Section 5.12 and the period of time, geographic area and scope and type of restrictions on the Restricted Individuals’ activities set forth in such Sections, are reasonable and necessary for the protection of the Parent, which is paying substantial consideration (in the form of, among other things, the Merger Consideration) and other benefits to the Sellers and the Principals.  If any provision contained in any of Section 5.10, Section 5.11 and this Section 5.12 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the parties that the provisions of Section 5.10, Section 5.11 and this Section 5.12 shall be enforceable to the maximum extent permitted by applicable law.

(c)          Each of the Principals and each of the Sellers acknowledges and agrees that any breach or threatened breach of the covenants or other provisions contained in Section 5.10, Section 5.11 and this Section 5.12 may cause the Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Parent shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

(d)         In any action to enforce any of the covenants contained in Sections 5.10, Section 5.11 or this Section 5.12, no member of the Seller Group shall interpose or assert any defense or liability that is not directly related to the covenant for which enforcement is sought.

(e)          Each of the Principals and each of the Sellers acknowledges that the covenants of such Person set forth in Section 5.10, Section 5.11 and this Section 5.12 are in addition to, and independent of, any non-solicitation, non-competition or non-disclosure covenant to which any such Person may be bound as an employee on and after the date of this Agreement under any employment agreement with any of the Companies or any other subsidiary of the Parent.

5.13.      Seller Group Representative.

(a)          Each of the Sellers hereby irrevocably designates and appoints Stephen Tenenbaum (the “Seller Group Representative”) as its, his or her agent and attorney-in-fact, for and on behalf of each such member of the Seller Group, with full power and authority to represent such member of the Seller Group and his or her successors and assigns with respect to all matters arising under this Agreement.

(b)         Each and every notice, delivery, statement, agreement or other action taken by the Seller Group Representative hereunder shall be binding upon each member of the Seller Group and its, his or her successors and assigns as if expressly ratified and confirmed in writing by such member of the Seller Group.  The Parent shall be entitled to rely on, and each member of the Seller Group shall be bound by, each and every notice, delivery, statement, agreement or other action made by the Seller Group Representative on behalf of the members of the Seller Group in accordance with this Agreement.  Where any notice, delivery, statement, agreement or other action is required, permitted or contemplated in this Agreement to be made by the Seller Group Representative, no such notice, delivery, statement, agreement or other action shall be effective unless made in writing and signed by the Seller Group Representative.

(c)          Without limiting the generality of the foregoing, the Seller Group Representative shall have full power and authority, in the name of and on behalf of each member of the Seller Group and its, his or her successors and assigns, to (i) interpret all the terms and provisions of this Agreement, (ii) waive any condition on behalf of any or all members of the Seller Group under Section 6.2 hereof, (iii) dispute or fail to dispute or expressly agree to any claims of Losses or damages made by any Parent Indemnitee, (iv) assert claims of Losses or damages against any indemnifying party, (v) negotiate, compromise and settle any dispute (including, but not limited to, any dispute relating to Losses or damages) that may arise under this Agreement, (vi) sign any releases or other documents with respect to any such dispute, and (vii) authorize payment or delivery of any part of the Escrowed Shares pursuant to the Escrow Agreement or any other payments to be made with respect thereto.

(d)         Each notice required to be given to the Sellers or the Seller Group pursuant to this Agreement shall be given to all of the Sellers or Seller Group, as applicable, and such notice shall not be valid if delivered or given only to the Seller Group Representative.

(e)          The Seller Group Representative, or any successors hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of any successor Seller Group Representative(s) jointly as hereinafter provided.  In case of such resignation, or in the event of the death or inability to act as a Seller Group Representative(s), a successor shall be named by all of the Sellers acting unanimously.  Each such successor Seller Group Representative(s) shall have all the power, authority, rights and privileges hereby conferred upon the initial Seller Group Representative(s), and the term “Seller Group Representative” as used herein shall be deemed to include such successor Seller Group Representative(s).

(f)          The foregoing notwithstanding, the Seller Group Representative shall not, and shall not have any power to, incur any liability or obligation on the part of any of the Companies to the extent such liability or obligation would exist on or after the Closing.

5.14.      Payment of Certain Post Closing Collections to the Sellers.

(a)          After the Closing, the Parent shall cause the Companies to remit to the Sellers, within thirty (30) days after each Post-Closing Reporting Period, all amounts collected by the Companies during the applicable Post-Closing Reporting Period, in respect of any account receivable pursuant to any Contract or other arrangement disclosed pursuant to Section 3.18(c)(i) that is included in the Closing Working Capital on the Income Forecast Method, to the extent (and only to the extent) such amount collected was in excess of the amount included in such Closing Working Capital in respect of such account receivable.

(b)         Within thirty (30) days after the Fifteen-Month Date, the Parent shall deliver to the Sellers a statement showing the amounts, if any, by which collections on any receivable that was included in the Closing Working Capital on the Income Forecast Method was less than the amount included in respect of that receivable.  The Sellers shall promptly pay to the Parent the amount of such deficiency.  The Parent shall attempt to give the Sellers timely notice if both the Parent and the Sellers are to make payments pursuant to Section 5.14(a) and this Section 5.14(b) hereof after the Fifteen-Month Date, and in the event of such notice the parties shall coordinate such payments so the one party shall pay the other party the net balance of such amounts after offset of one against the other.

(c)          Within thirty (30) days after each Post-Closing Reporting Period, the Parent shall cause the Companies to remit to the Sellers all amounts collected after the Closing Date by the Companies during such Post-Closing Reporting Period in respect of receivables with respect to Contracts or other arrangements disclosed pursuant to Section 3.18(c)(ii), net of any and all costs, fees and expenses to determine and collect such amounts paid or incurred by the Companies, including, without limitation, audit and legal fees and expenses, with a statement as to the amounts received.  Such receivables shall not be included in the Closing Working Capital.

(d)         After the Closing, the Parent shall cause the Companies to remit to the Sellers, within thirty (30) days after each Post-Closing Reporting Period, all amounts collected by the Companies during the applicable Post-Closing Reporting Period in respect of the Apple Receivable.

5.15.      Grant of Proxies.  At the Closing, each of the Sellers shall grant, to one or more individuals designated by the Parent, a proxy, in the form of Exhibit 5.15 attached hereto (the “Proxies”) to vote all of the Escrowed Shares, at any meeting of the stockholders of the Parent or on any written consent of the stockholders of the Parent; provided, that such Proxies shall require that any vote (as opposed to a written consent) cast at a meeting pursuant to such proxy shall be cast for, against or in abstention with respect to any matter, proposal, candidate for director or other matter in the same proportions of the for, against and abstention votes as are cast by all of the other stockholders of the Parent who are present (in person or by proxy) at the meeting.

5.16.      Votes with Respect to the Mergers; Waiver of Dissenters Rights, Etc.  Each of the Sellers shall vote or give its written consent, as applicable, in favor of the Mergers at each meeting or in each written consent or other document relating to the Mergers.  Each of the Sellers hereby irrevocably waives any and all dissenters’ rights or appraisal rights or other similar rights under any applicable Law in connection with the Mergers.

5.17.      Purchase for Investment; Legend on Certificate.  All of the Escrowed Shares to be issued to the Sellers pursuant to this Agreement shall have indorsed in writing, stamped or printed, upon the back thereof, the following legend (or a legend of similar effect):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS (INCLUDING PROVISIONS PERMITTING THE CANCELLATION OF THE SHARES UNDER CERTAIN CIRCUMSTANCES AND RESTRICTIONS ON TRANSFER OF THE SHARES) OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 22, 2005 (THE “AGREEMENT”) BY AND AMONG CKX, INC., A DELAWARE CORPORATION (THE “COMPANY”), AND THE OTHER SIGNATORIES THERETO.  A COPY OF THE AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, IS MAINTAINED WITH THE CORPORATE RECORDS OF THE COMPANY AND IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY.

5.18.    No Disqualifying Actions.  The Parent shall not, after the Closing, knowingly take any action that results in either of the Mergers failing to qualify as a reorganization under Section 368(a)(2)(E) of the Code.

5.19.      Notice of Client Adverse Effects.  The Sellers and the Principals shall promptly give the Parent written notice of each and every Client Adverse Effect, if any, that may occur prior to the Closing, with such notice to be given in writing within one day of any of the Sellers, the Companies or the Principals learning of such Client Adverse Effect and in any event not less than one day before the Closing.

5.20.      Sale of Marketable Securities.  Prior to the Closing, the Seller Group shall cause the Companies to sell all of their marketable securities.  No amount with respect to marketable securities shall be included in Closing Working Capital.

6.           Conditions to the Mergers.

6.1.        Conditions to Closing Obligation of the Parent and the Merger Subs.  The obligation of the Parent and the Merger Subs to consummate the Mergers and the other transactions contemplated hereby and to enter into the Operative Agreements at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Parent and the Merger Subs in their sole discretion):

(a)          Representations and Warranties.  The representations and warranties of the Seller Group set forth in this Agreement and in each of the Operative Agreements shall be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true, correct and complete in all respects as of said dates.

(b)         Performance.  The Seller Group shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller Group (or any member(s) thereof) at or before the Closing (including, but not limited to, the obligation to execute and deliver the documents required to be executed and delivered pursuant to Section 7.1).

(c)          Orders, Laws and Actions.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or any of the other transactions contemplated hereby or any of the Operative Agreements or that could reasonably be expected to otherwise result in a material diminution of the benefits of such transactions to the Parent, and there shall not be pending or threatened on the Closing Date any Action in, before or by any Governmental Authority that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to the Parent, any of the Companies or such transactions.  There shall not be in existence any Action pending or threatened against the Parent that, in the judgment of the Parent, could have a Material Adverse Effect with respect to the Parent.

(d)         Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Sellers to perform their obligations under this Agreement and to consummate the Mergers and the other transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Parent, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the such transactions shall have occurred.

(e)          Third Party Consents.  All consents (or waivers in lieu thereof) to the performance by the Sellers of their obligations under this Agreement and the Operative Agreements and to the consummation of the Mergers and the other transactions contemplated hereby and thereby without violating any Law or breaching (or giving rise to a right to terminate) any Contract listed on Schedule 3.18, (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Parent, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect; provided, however, that the Parent and the Merger Subs acknowledge that no consent shall be required from any client (including any Artist) or customer of the Business or the landlord of the Leased Property as a condition to the obligation of the Parent and the Merger Subs hereunder.

(f)          Proceedings.  All proceedings to be taken on the part of the Sellers in connection with the Mergers and any of the other transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parent, and the Parent shall have received copies of all such documents and other evidence as the Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(g)         No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect (other than one or more Client Adverse Effects, which are addressed in Section 6.1(h) hereof) with respect to the Companies since December 31, 2004.

(h)         No Client Adverse Effect.  Without limiting the generality of Section 6.1(g) hereof, there shall not have occurred any Client Adverse Effect which the Parent determines, in its sole but reasonable discretion, would be materially detrimental to the operations, business, condition (financial or otherwise) or prospects of the Companies.

(i)           Restructuring Transactions.  The restructuring transactions contemplated in Section 5.5 shall have taken place on terms satisfactory to the Parent.

6.2.        Conditions to Closing Obligation of the Seller Group.  The obligation of the Sellers to consummate the of the Mergers and the other transactions contemplated hereby and the obligation of the Sellers to enter into the Operative Agreements at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Sellers in their sole discretion):

(a)          Representations and Warranties.  The representations and warranties of the Parent Group set forth in this Agreement and in each of the Operative Agreements shall be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true, correct and complete in all respects as of said dates.

(b)         Performance.  The Parent Group shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent Group at or before the Closing (including, but not limited to, the obligation to execute and deliver the documents required to be executed and delivered pursuant to Section 7.2).

(c)          Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Mergers or any of the other transactions contemplated hereby or by any of the Operative Agreements or that could reasonably be expected to otherwise result in a material diminution of the benefits of such transactions to the Sellers, and there shall not be pending or threatened on the Closing Date any Action in, before or by any Governmental Authority that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to the any of the Sellers or such transactions.

(d)         Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Parent to perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Sellers, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of such transactions shall have occurred.

(e)          Third Party Consents.  All consents (or waivers in lieu thereof) to the performance by the Parent Group of their obligations under this Agreement and the Operative Agreements and to the consummation of the Mergers and the other transactions contemplated hereby and thereby (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Sellers, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

(f)          Proceedings.  All proceedings to be taken on the part of the Parent and the Merger Subs in connection with the Mergers and the other transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Sellers, and the Sellers shall have received copies of all such documents and other evidence as the Sellers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.           Closing Deliveries.

7.1.        Closing Deliveries of the Seller Group.  At or prior to the Closing, the Seller Group shall deliver or cause to be delivered to the Parent each of the following agreements and other documents:

(i)  the written resignations of each of the officers and directors of each of the Companies (other than Productions) from every position as an officer or director of each of such Companies;

(ii)  the opinion of counsel to the Seller Group, addressed to the Parent and dated the Closing Date, in form and substance reasonably satisfactory to the Parent;

(iii)  copies of the Organizational Documents, including all amendments thereto, of each of the Companies (other than Productions) certified by the Secretary of State or other appropriate official of the jurisdiction of organization, and (ii) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of organization to the effect that each of such Companies is in good standing or subsisting in such jurisdiction;

(iv)  a certificate, dated the Closing Date and executed by each of the Sellers, substantially in the form and to the effect of Exhibit 7.1(iv);

(v)  payoff letters, duly signed by the lender and in customary form reasonably acceptable to the Parent, with respect to each item of Indebtedness of any of the Companies;

(vi)  copies of all consents referred to in Section 6.1(e) (or waivers in lieu thereof);

(vii)  certificates or other documents representing all of the Converted Companies Shares, in form and substance reasonably satisfactory to the Parent;

(viii)  evidence of the cancellation of the Affiliate amounts described in Section 5.6 hereof;

(ix)  the Employment Agreements, duly signed by each of the employees part thereto;

(x)  the Escrow Agreement, duly executed by the Sellers;

(xi)  the resignations of the officers and directors of each of the Companies;

(xii)  the Proxies, duly executed by each of the Sellers; and

(xiii)  all of the Books and Records described in Section 5.7 relating to the Companies in the Sellers’ possession at the Closing.

7.2.        Closing Deliveries of the Parent.  At or prior to the Closing, the Parent shall deliver or cause to be delivered to the Seller Group each of the following agreements and other documents:

(i)  the opinion of counsel to the Parent and the Merger Subs, addressed to the Sellers and dated the Closing Date, in form and substance reasonably satisfactory to the Sellers;

(ii)  copies of Organizational Documents of the Parent and the Merger Subs, including all amendments thereto, certified by the Secretary of State of California, and a certificate from the Secretary of State of such State to the effect that the Parent or the Merger Subs (as applicable) is in good standing therein;

(iii)  the cash payment required by Section 1.5(i);

(iv)  the shares of Parent Common Stock pursuant to Section 1.5(ii) and (iii);

(v)  a certificate, dated the Closing Date and executed by a duly authorized officer of the Parent substantially in the form and to the effect of Exhibit 7.2(v);

(vi)  the Employment Agreements, duly signed by one of the Companies or another affiliate of the Parent; and

(vii)  the Escrow Agreement, duly executed by the Parent and the Escrow Agent.

8.           Indemnification.

8.1.        Survival of Representations and Warranties.

(a)          Notwithstanding any right of the Parent and the Merger Subs to fully investigate the affairs of the Companies and notwithstanding any Knowledge of facts determined or determinable by the Parent and the Merger Subs pursuant to such investigation or right of investigation, the Parent and the Merger Subs have the right to rely fully upon the representations and warranties of the Seller Group contained in this Agreement, the Schedules hereto and in any of the Operative Agreements.  Except as provided in the immediately following sentence, all such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the second anniversary of the Closing Date, and (subject to Section 8.2(b)) the liability of the Seller Group in respect of any inaccuracy in any such representation or warranty shall terminate on the second anniversary of the Closing Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted.  The foregoing notwithstanding, the obligation of the Seller Group to indemnify pursuant to this Agreement with respect to representations and warranties contained in Section 3.3 (Equity Interests; Title), which shall survive indefinitely, and Sections 3.11 (Taxes), 3.16 (Environment), 3.21 and 3.14 (Employment and Benefit Plans; ERISA), and with respect to matters arising from fraud, shall survive the Closing, and (subject to Section 8.2(b)) the Seller Group’s liability in respect of any inaccuracy therein shall continue until all liability relating thereto is barred by all applicable statutes of limitation (including any extensions or waivers thereof).

(b)         Notwithstanding any right of the Sellers to fully investigate the affairs of the Parent and the Merger Subs and notwithstanding any Knowledge of facts determined or determinable by the Sellers pursuant to such investigation or right of investigation, the Sellers have the right to rely fully upon the representations and warranties of the Parent and the Merger Subs contained in this Agreement, the Schedules hereto and in any of the Operative Agreements.  Except as provided in the next sentence, all such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the second anniversary of the Closing Date, and the liability of the Parent and the Merger Subs in respect of any inaccuracy in any such representation or warranty shall terminate on the second anniversary of the Closing Date.

(c)          Notwithstanding anything to the contrary in this Agreement, a claim for indemnification with respect to Section 8.2(a)(ii) and Section 8.3(a)(ii) may be made at any time after the Closing within the applicable statute of limitations.

8.2.        Indemnification by the Seller Group.

(a)          Each member of the Seller Group, jointly and severally (but in the case of the Companies, subject to Section 8.2(b)), shall indemnify and defend the Parent and each of its officers, directors, employees, shareholders, agents, advisors or representatives (each, a “Parent Indemnitee”) from and against, and hold each Parent Indemnitee harmless from and against, any and all Losses that any Parent Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

(i)  any breach of or inaccuracy in any representation or warranty made by any member of the Seller Group contained in this Agreement or in any of the Operative Agreements or in respect of any claim made based upon alleged facts that if true could constitute any such breach or inaccuracy; and

(ii)  the Seller Group’s breach of or failure to perform or to comply with any covenant, obligation or other agreement required to be performed or complied with by the Seller Group contained in this Agreement or in any of the Operative Agreements.

(b)         If the Closing occurs, none of the Companies shall have any obligation whatsoever to indemnify any of the Parent Indemnitees under this Agreement (including this Section 8) or any of the Operative Agreements, and shall have no obligation whatsoever to the Sellers to make any contribution, cross-indemnify or otherwise participate in any indemnification obligation of the Sellers hereunder.

8.3.        Indemnification by the Parent.

(a)          The Parent shall indemnify and defend the Sellers and each of their agents, advisors or representatives (each, a “Seller Indemnitee”) from and against, and hold each Seller Indemnitee harmless from and against, any and all Losses that such Seller Indemnitee may suffer or incur arising from, related to or in connection with any of the following (whether or not in connection with any third party claim):

(i)  any breach of or inaccuracy in any representation or warranty made by the Parent contained in this Agreement or in any Operative Agreement or in respect of any claim made based upon alleged facts that if true could constitute any such breach or inaccuracy; and

(ii)  the Parent’s breach of or failure to perform or to comply with any covenant, obligation or other agreement required to be performed or complied with by the Parent contained in this Agreement or in any Operative Agreement.

8.4.        Limitations on Indemnification.

(a)          The Seller Group shall not be obligated to indemnify or hold harmless the Parent Indemnitees in respect of any Losses suffered, incurred or sustained by any or all the Parent Indemnitees in excess of Merger Consideration.

(b)         The Parent Indemnitees shall not be entitled to seek any indemnification claims or other relief or remedy hereunder or otherwise with respect to the transactions contemplated hereby, unless and until the aggregate amount of Losses by the Parent Indemnitees exceeds $100,000.  If the Parent Indemnitees incur losses in excess of $100,000, they shall be entitled to recover (in accordance with the provisions of this Section 8) all of such Losses, including the first Dollar thereof.  The limitations set forth in this Section 8.4(b) shall not apply to any Losses that may arise or that may be suffered in connection with or as a result of, or that may be related to, any breach by the Sellers or the Principals of the provisions of Section 5.19 hereof.

(c)          The Seller Indemnitees shall not be entitled to seek any indemnification claims or other relief or remedy hereunder or otherwise with respect to the transactions contemplated hereby, unless and until the aggregate amount of Losses by the Seller Indemnitees exceeds $100,000.  If the Seller Indemnitees incur losses in excess of $100,000, they shall be entitled to recover (in accordance with the provisions of this Section 8) all of such Losses, including the first Dollar thereof.

8.5.        Payment by the Sellers of Indemnification Amounts.  Except as provided in Section 1.7(d), the indemnification obligations of the Seller Group under this Section 8 shall be satisfied by the Sellers paying the Parent such amounts in cash in the form of a bank or cashier’s check or in immediately available funds by wire transfer to such bank accounts or account as may be designated by the Parent.  Any such payment by the Sellers under this Section 8 shall be deemed an adjustment to the Merger Consideration.

8.6.        Method of Asserting Claims.  All claims for indemnification by any Indemnified Party shall be asserted and resolved as follows:

(a)          In the event any claim or demand is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.  If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been materially prejudiced by such failure of the Indemnified Party.  The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.2 or Section 8.3, as the case may be, and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.  Anything to the contrary in this Section 8 notwithstanding (including this Section 8.6), the Sellers shall retain the right to control in all respects any Action, matter or other proceeding relating to Taxes for which the Sellers are obligated to indemnify the Parent with respect to such Action, matter or other proceeding subject to the Parent’s consent to any settlement, which consent shall not be unreasonably withheld.

(b)         If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.6, then the Indemnifying Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted in good faith, and with reasonable diligence, by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which shall not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 8.2 or Section 8.3, as applicable).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party shall, without being required to incur any cost or expense, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.6(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.  Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 8.2 or Section 8.3, as applicable, with respect to such Third Party Claim.

(c)        If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 8.6(b), or if the Indemnifying Party gives such notice but fails to prosecute the Third Party Claim in good faith, and with reasonable diligence, or settle the Third Party Claim, or if the Indemnifying Party gives notice that it elects not to defend the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or shall be settled at the discretion of the Indemnified Party.  The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party is contesting.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.6(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)       In the event any Indemnified Party should have a claim under Section 8.2 or Section 8.3, as applicable, against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably and materially prejudiced thereby.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to attempt to negotiate a resolution of such dispute within 30 days.

8.7.      Other Remedies.  Anything in this Agreement to the contrary notwithstanding, the provisions of this Section 8 shall not constitute the sole remedy available to the parties hereto in the event of a breach of any of the representations and warranties and covenants under this Agreement.  The limitation set forth in Section 8.5(c) shall apply regardless of whether any Parent Indemnitee brings an Action under this Section 8 or pursuant to any other right with respect to this Agreement.

8.8.      Limitation on Indemnification After Disclosure of Client Adverse Effect.  Anything to the contrary notwithstanding, in the event that, prior to the Closing, the Seller Group has made written disclosure to the Parent of a Client Adverse Effect as required by Section 5.19 hereof, and the Parent Group elects to consummate the Closing notwithstanding such Client Adverse Effect, the Parent Indemnitees shall not be entitled to recover any Losses which arise solely from, or which are attributable solely to, such Client Adverse Effect.

9.         Termination.

9.1.      Termination.  This Agreement may be terminated, and the Mergers may be abandoned:

(i)  By the mutual written consent of the Parent and the Sellers;

(ii)  By either the Parent or the Sellers, upon ten (10) days prior written notice to the other party, if the Closing shall not have occurred on or before September 6, 2005 (the “Expiration Date”) other than as a result of the condition described in Section 6.1(h) not having been satisfied or waived; provided, however, that this provision shall not be available to either party if the other party has the right (or, upon lapse of the 30-day period referred to in either clause (A) or clause (B) of item (iii) below, would have the right) to terminate this Agreement under item (iii) of this Section 9.1;

(iii)  By (x) the Parent in the event of an inaccuracy in any representation or warranty of the Seller Group (provided, however, that if the only inaccuracy in any representation or warranty of the Seller Group is solely attributable to a Client Adverse Effect (provided that such Client Adverse Effect shall have been disclosed as required by Section 5.19 hereof) as to which the Parent has the right to terminate this Agreement pursuant to Section 9.1(v) and as to which the Seller Group made written disclosure to the Parent and the Merger Subs prior to the Closing, then the Parent’s right to terminate this Agreement with respect to such matter shall be pursuant to Section 9.1(v) hereof) or a non-performance of any covenant or other agreement of the Seller Group contained in this Agreement, or (y) the Seller Group in the event of an inaccuracy in any representation or warranty of the Parent or a non-performance of any covenant or other agreement of the Parent contained in this Agreement, that (A) in the case of a termination by the Parent, would reasonably be expected to result in a Material Adverse Effect with respect to the Companies, and in the case of a termination by the Seller Group, would reasonably be expected to result in a Material Adverse Effect with respect to the Parent, in each case where such inaccuracy or non-performance cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such inaccuracy or non-performance; or (B) would give rise to the failure of a condition of the non-terminating party set forth in Section 6 of this Agreement, where such failure of condition cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such inaccuracy or non-performance (a “Material Breach”); provided that the terminating party is not then in Material Breach of any of its, his or her (as the case may be) representations, warranties, covenants or other agreements contained in this Agreement;

(iv)  By either the Parent or the Seller Group if any court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(v)  by the Parent upon five (5) Business Days prior written notice to the Seller Group Representative if the condition described in Section 6.1(h) has not been satisfied or waived by the Parent prior to the Closing Date; or

(vi)  by the Seller Group upon five (5) Business Days prior written notice to the Parent if the Closing shall not have occurred on or before the Expiration Date as a result of the condition described in Section 6.1(h) not having been satisfied or waived and the Parent has not delivered the notice described in Section 9.1(v) on or before the Expiration Date.

9.2.      Effect of Termination.  Upon termination of this Agreement pursuant to Section 9.1, all of the obligations of the parties shall terminate except those under Section 5.10, Section 9.3 and Section 10.4; provided, however, that (i) no such termination shall relieve any party of any liability to the other party by reason of any breach of or default under this Agreement except as provided in Section 8.8, and (ii) the parties shall not publicly disclose, and the parties shall cause their Affiliates not to publicly disclose, the proposed terms and conditions set forth herein or any non-public information regarding the other party, except as may be required by Law.

9.3.      Break-Up Fee.

(a)        Termination Based on a Client Adverse Effect.  If this Agreement is terminated by the Parent in accordance with Section 9.1(v) hereof, or by the Seller Group in accordance with Section 9.1(vi) hereof, and the Parent or the Seller Group, as applicable, does not otherwise have the right to terminate this Agreement pursuant to Section 9.1(iii) hereof, then upon the date of termination, the Parent shall pay to MBST the sum of the following: (i) $2,000,000; (ii) the fees, costs and expenses charged by Cornick, Garber & Sander, LLP, to the Companies; (iii) the fees, costs and expenses charged by Deloitte and Touche, LLP to the Companies; and (iv) the fees, costs and expenses (but in any event not more than $125,000) charged by Loeb & Loeb LLP to the Companies; the foregoing payments shall be the only amount to which the Seller Group will be entitled in such event.

(b)       Termination by the Parent Based on a Breach by the Seller Group.  If this Agreement is terminated by the Parent in accordance with Section 9.1(iii) hereof, then upon the date of termination, the Parent shall pay to MBST the amount of: (i) $2,000,000; less (ii) the fees, costs and expenses of the Parent Group and its attorneys, accountants and other advisors in connection with this Agreement and the transactions contemplated hereby; the foregoing payments shall be the only amount to which the Seller Group will be entitled in such event.

(c)        Termination by the Sellers Based on a Failure to Close by the Parent.  If (x) the Seller Group is ready, willing and able to consummate the Closing, (y) this Agreement is terminated by the Sellers in accordance with Section 9.1(ii) and the Parent is not ready, willing and able to consummate the Closing, and (z) the Parent does not have the right to terminate this Agreement pursuant to Section 9.1(iii) hereof, then upon the date of termination, the Parent shall pay to MBST the sum of the following: (i) $2,000,000; (ii) the fees, costs and expenses charged by Cornick, Garber & Sander, LLP, to the Companies; (iii) the fees, costs and expenses charged by Deloitte and Touche, LLP to the Companies; and (iv) the fees, costs and expenses (but in any event not more than $125,000) charged by Loeb & Loeb LLP to the Companies; the foregoing payment shall be the only amount to which the Seller Group will be entitled in such event.

(d)       Termination by the Parent Based on a Failure to Close by the Sellers.  If this Agreement is terminated by the Parent expressly in writing in accordance with Section 9.1(ii), then upon the date of termination, the Parent shall pay to MBST the sum of the following: (i) $2,000,000; (ii) the fees, costs and expenses charged by Cornick, Garber & Sander, LLP, to the Companies; (iii) the fees, costs and expenses charged by Deloitte and Touche, LLP to the Companies; and (iv) the fees, costs and expenses (but in any event not more than $125,000) charged by Loeb & Loeb LLP to the Companies; the foregoing payment shall be the only amount to which the Seller Group will be entitled in such event.

(e)        Termination by the Sellers Based on a Breach by the Parent.  If this Agreement is terminated by the Sellers in accordance with Section 9.1(iii), notwithstanding that the Parent is ready, willing and able to consummate the Closing (insofar as it is prepared to deliver the Merger Consideration contemplated hereby), and the Parent does not otherwise have the right to terminate this Agreement pursuant to Section 9.1(iii) hereof or Section 9.1(v) hereof, then upon the date of termination, the Parent shall pay to MBST $2,000,000; the foregoing payment shall be the only amount to which the Seller Group will be entitled in such event.

(f)        Termination as a Result of Governmental Order.  If this Agreement is terminated by any party pursuant to Section 9.1(iv), then upon the date of termination, the Parent shall pay to MBST $2,000,000; the foregoing payment shall be the only amount to which the Seller Group will be entitled in such event.

10.       Miscellaneous.

10.1.    Notices.  All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Parent, to:

CKX, Inc.
650 Madison Avenue
16th Floor
New York, New York 10022
Telephone:   (212) 838-3100
Telefax:          (212) 319-6517
Attn.: Howard Tytel, Esq.

and with a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Facsimile No.:  (212) 704-6288
Attn:  Richard G. Cushing, Esq. and

Timothy I. Kahler, Esq.

If to any member of the Seller Group, to such member:

c/o MBST Entertainment
345 N. Maple Drive, Suite 200
Beverly Hills, California 90210
Facsimile No.: (310) 385-1836

with a copy to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067-4164
Telephone: 310-282-2000
Facsimile: 310-282-2200
Attn:  Allan B. Duboff, Esq.

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10.2.    Specific Performance.  No provision of this Agreement shall limit or restrict the availability of specific performance or injunctive or other equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

10.3.    Entire Agreement.  This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

10.4.    Expenses.  Except as provided in Section 9.3, whether or not the transactions contemplated hereby and by the Operative Agreements are consummated, the Parent shall pay its costs and expenses (including, without limitation, the fees and expenses of attorneys and accountants), and the Sellers shall pay their costs and expenses (including, without limitation, the fees and expenses of attorneys and accountants), incurred with respect to the Transactions.  The foregoing notwithstanding, each of the parties hereto may recover its reasonable costs and expenses in successfully enforcing the provisions hereof against any other party.

10.5.    Public Announcements.  Subject to Section 5.10(d) hereof, at all times at or before the Closing, neither the Parent or the Merger Subs, on the one hand, nor the Seller Group, on the other hand, shall issue or make any reports, statements or releases to the public or generally to the employees, suppliers or other Persons to whom any of the Companies provides services or with whom any of the Companies otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto, which consent shall not be unreasonably withheld.  Without limiting the generality of the foregoing, the Parent Group shall not make any public announcement concerning the transactions contemplated hereby for a period of three (3) Business Days after the execution and delivery of this Agreement; provided, however, that nothing in this Section 10.5 shall limit or prevent the Parent from making any disclosure required by applicable Law or from discussing or making information relating to this Agreement available to its lenders, financiers and other advisors or representatives; and provided further, however, that nothing in this Section 10.5 shall prohibit the Sellers from taking the actions described in Section 5.10(d).

10.6.    Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

10.7.    Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

10.8.    No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than a Person entitled to indemnity under Section 8.

10.9.    No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto, and any attempt to do so shall be void, except that the Parent may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Section 8) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding stock of the Parent or a substantial part of its Assets or (iii) any financial institution providing debt or equity financing to the Parent from time to time, but no assignment pursuant to any of items (i), (ii) or (iii) above shall relieve the Parent of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, shall inure to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.10.  Headings; Definitional Provisions; etc.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.  The words “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.  References in this Agreement to the “Companies” shall, where appropriate in the context, be deemed to include all Subsidiaries (if any) of the Companies.

10.11.  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never composed a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.12.  Drafting History.  In resolving any dispute or construing any provision in the Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of the Agreement, (b) because of the drafting history of the Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.  The parties acknowledge and agree that this Agreement was negotiated and drafted with each party being represented by counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof and shall therefore be construed as if drafted jointly by the parties.

10.13.  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the Laws of another jurisdiction.

10.14.  Jurisdiction.  Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the United States District Court for the Southern District of New York and the courts of the State of New York located in New York County in connection with any Action arising out of or relating to this Agreement or the transactions contemplated hereby, which cannot be resolved by arbitration pursuant to Section 10.15 hereof, waives any objection to venue in the United States District Court for the Southern District of New York and the courts of the State of New York, New York County for such Action, and agrees that service of any summons, complaint, notice or other process relating to such Action may be effected in the manner provided by Section 10.1.  In any Action arising out of or relating to this Agreement or the Operative Agreements, the Parent Group and the Seller Group waive trial by jury.

10.15.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.16.  GAAP.  All accounting and financial information to be prepared under this Agreement shall be prepared in accordance with GAAP, unless this Agreement expressly requires otherwise, and for this purpose, if GAAP would authorize more than one accounting method or principle, then GAAP shall mean the accounting method or principle used by the Companies in the ordinary course during 2004.

[The remainder of this page is left blank intentionally.]

[Agreement and Plan of Merger]

[Signature Page One of Three]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

The “Parent”	CKX, INC.

	By:	/s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Executive Vice President and Chief Financial Officer

The “Merger Subs”	MBST ACQUISITION CORP.

	By:	/s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Executive Vice President

FOCUS ACQUISITION CORP.

	By:	/s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Executive Vice President

The “Principals”	/s/ Lawrence Brezner
Lawrence Brezner

/s/ David Steinberg
David Steinberg

/s/ Stephen Tenenbaum
Stephen Tenenbaum

[Agreement and Plan of Merger]

[Signature Page Two of Three]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

The “Sellers”	THE LAWRENCE BREZNER LIVING TRUST

	By:	/s/ Lawrence Brezner
Name: Lawrence Brezner
Title: Trustee

THE STEINBERG/THAYER LIVING TRUST

	By:	/s/ David Steinberg
Name: David Steinberg
Title: Trustee

	By:	/s/ Brynn Thayer Steinberg
Name: Brynn Thayer Steinberg
Title: Trustee

THE TENENBAUM LIVING TRUST

	By:	/s/ Stephen Tenenbaum
Name: Stephen Tenenbaum
Title: Trustee

	By:	/s/ Rosalie Tenenbaum
Name: Rosalie Tenenbaum
Title: Trustee

[Agreement and Plan of Merger]

[Signature Page Three of Three]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

The “Companies”	MORRA, BREZNER, STEINBERG & TENENBAUM ENTERTAINMENT, INC.

	By:	/s/ Stephen Tenenbaum
Name: Stephen Tenenbaum
Title: Secretary and Chief Financial Officer

FOCUS ENTERPRISES, INC.

	By:	/s/ Stephen Tenenbaum
Name: Stephen Tenenbaum
Title: Secretary and Chief Financial Officer

STEPTECO, INC.

	By:	/s/ Stephen Tenenbaum
Name: Stephen Tenenbaum
Title: Chief Financial Officer

APPENDIX
DEFINITIONS

(a)        Capitalized terms that are used and not otherwise defined in the Agreement and Plan of Merger to which this Appendix is attached (the “Agreement”) shall have the meanings set forth in this Appendix.  Except as otherwise expressly provided, section references in this Appendix are references to Sections of the Agreement.

“Accrual Basis” shall mean such accrual method or methods as may be provided by GAAP and as shall be determined to be appropriate in the circumstances in the reasonable good-faith discretion of the Parent; provided, however, that, GAAP notwithstanding, for this purpose (a) revenue, and the related elements of working capital, shall be recognized consistent with the Parent’s accounting principles which generally record an item of revenue when (i) persuasive evidence of the arrangement exists; (ii) the Parent or Subsidiary has delivered the services to the other party; (iii) the price or amount is fixed or determinable; and (iv) collection of the revenue item is reasonably assured; and (b) in the case of any commission, fee, percentage, royalty, override, participation or similar right or obligation that will be owed to any of the Companies the amount of which is determined from time to time by audit, review, analysis or any other inspection by an auditor or other representative of the books or records of any Person (including, without limitation, studios, distributors and production companies), such amount shall be recorded as an item of revenue (and as an asset) in the period during which the auditor or other representative completes its field work with respect to such audit, review, analysis or other inspection of books or records and the Parent or Subsidiary submits a claim for such item; provided, further however, that, notwithstanding item (b) above, any commission, fee, percentage, royalty, override, participation or similar right or obligation that will be owed to any of the Companies pursuant to any Contract or other arrangement disclosed pursuant to Section 3.18(i), shall be recorded as an item of revenue (and as an asset) on the Income Forecast Method of Accounting.

“Action” means any action, cause of action, claim, suit, proceeding, arbitration, mediation, cause of action or Governmental Authority investigation or audit (in any forum, including, but not limited to, any federal, state or local court or any agency), but shall not include audits, reviews, analyses or other inspections for the purpose of determining contractual rights or obligations of the Companies with respect to commissions or fees of the Business.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous

1

sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Agreement” means the Agreement and Plan of Merger to which this Appendix is attached and the Exhibits and the Schedules thereto, as the same may be amended or otherwise modified from time to time.

“Apple Receivable” means that certain receivable of the Companies from Apple Corps, Ltd. in connection with certain consulting services rendered in 2004 and 2005 in the amount of $515,850, but shall not include any other receivable of the Companies from Apple Corps, Ltd.

“Artist” means any director, producer, actor, comedian, singer, musician, musical group, performing group, author, screenwriter, playwright or other performer or creative talent, including, without limitation, any corporation, limited liability company, partnership or other entity that acts as a “loan-out” company to provide the services of any of the foregoing.

“Assets” of any Person means all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property, and including, without limitation, any item that would be considered an asset under GAAP.

“Audited Financial Statements” have the meaning provided in Section 3.8(a).

“Beneficiaries” means, collectively, the Parent, the Companies and any of the Affiliates or direct and indirect Subsidiaries of the Parent and/or the Companies that, at any time after the Closing, engage in the same business or a similar business as the Business conducted by the Companies and their Affiliates immediately prior to the Closing.

“Benefit Plan” means any bonus, employee pension, executive compensation, deferred compensation, profit sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, policy, arrangement, agreement or commitment, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, supplier lists, computer files and

2

programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” has the meaning provided in the recitals at the head of the Agreement.

“Business Day”  means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Calendar Quarter End Date” means each of March 31, June 30, September 30 and December 31.

“California Corporations Code” has the meaning provided in Section 1.1.

“Change in Control Transaction” means the occurrence of a single transaction or a series of related transactions resulting in (i) the sale of all or substantially all of the assets of the Parent; (ii) the members of the Board of Directors of the Parent immediately prior to such transaction(s) ceasing to be a majority of the members of the Board of Directors of the Parent immediately after such transaction(s); (iii) both (A) the stockholders of the Parent immediately prior to such transaction(s) ceasing to own or control, in the aggregate, a majority of the voting shares of the Parent immediately after such transaction(s) and (B) the President and Chief Executive Officer of the Parent ceasing to hold such offices immediately after such transaction(s); (iv) the sale of all or substantially all of the assets of the Companies by the Parent and its consolidated group; or (v) the Parent or an Affiliate of the Parent ceasing to own or control a majority of the voting shares of the Companies or the right to appoint a majority of the members of the Boards of Directors of the Companies.

“Claim Notice” means written notification pursuant to Section 8.7(a) of a Third Party Claim as to which indemnity under Section 8.2 or Section 8.3, as applicable, is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2 or Section 8.3, as applicable, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Client Adverse Effect” means the occurrence of either of the following events or circumstances at any time after the date of this Agreement: (i) the termination, or substantial reduction or alteration, of any relationship between any Artist, on the one hand, and the Companies or the Business, on the other hand; or (ii) the receipt by any member of the Seller Group of any notice, indication, expression of intent or other communication (whether written, oral or otherwise), by or on behalf of any Artist, that the Artist will terminate or substantially reduce or alter his or her relationship with the Companies or the Business.

3

“Closing” has the meaning provided in Section 1.10.

“Closing Date” has the meaning provided in Section 1.10.

“Closing Working Capital” has the meaning provided in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or any successor statute.

“Companies” has the meaning provided at the head of the Agreement.

“Companies Employees” has the meaning provided in Section 3.24(a).

“Companies Employees Employment Agreement” has the meaning provided in Section 3.22(b).

“Confidential Information” has the meaning provided in Section 5.10(c).

“Contract” means any contract, consultancy, employment agreement, guild agreement, talent agreement, joint venture, partnership, participation, override, royalty, fee entitlement, commission right, lease, evidence of Indebtedness, mortgage, loan agreement, indenture, security agreement, or other understanding, arrangement, instrument or agreement (whether written or oral) of any kind whatsoever, including any amendments, modifications, renewals and extensions thereof (including, without limitation, any of the foregoing with any client or customer of the Business)

“Converted Companies Shares” has the meaning provided in Section 1.4.

“Dispute Notice” has the meaning provided in Section 2.2(b)

“Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

Employment Agreements” has the meaning provided in Section 5.8.

“Environmental” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all administrative or judicial Proceedings pursuant to or relating to any applicable Environmental Law by any Person relating to any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any Environmental Permit, or (z) liability for any costs or damages related to the presence, Environmental Release, or threatened Environmental Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling.

4

“Environmental Law” means any and all Laws relating to the Environment.

“Environmental Permit” means any License, under or in connection with any Environmental Law.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment, except those permitted under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with any of the Corporations within the meaning of Section 414 of the Code.

“Escrow Agent” shall have the meaning provided in Section 1.4.

“Escrow Agreement” has the meaning provided in Section 1.4.

“Escrowed Shares” has the meaning provided in Section 1.6(a).

“Expiration Date” has the meaning provided in Section 9.1(a)(ii).

“Fifteen-Month Date” means the last day of the fifteenth calendar month after the Closing Date; provided, that for this purpose the first calendar month after the Closing Date shall be, as applicable, either (a) the calendar month in which the Closing Date occurs, if the Closing Date occurs prior to the sixteenth (16th) day of a calendar month, or (b) the calendar month immediately following the calendar month in which the Closing Date occurs, if the Closing Date occurs on or after the sixteenth (16th) day of a calendar month.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period, subject in all cases to Section 10.16 of the Agreement.

“Governmental Authority” means (i) the United States and any state, county, city or other political subdivision thereof, (ii) any foreign country or any state, province, county, city or other political subdivision thereof, and (iii) any executive or other official or individual acting with the power of or derived from any entity referred to in item (i) or item (ii) above, and any court, tribunal, governmental arbitrator, authority, agency, commission, service or other instrumentality of any entity referred to in item (i) or item (ii) above.

5

“Income Forecast Method” means a method of accounting for certain receivables from participations or similar rights as to which an amount will be receivable by the Companies as of the Closing hereunder but the amount of the receivable will not be known until receipt of a statement from the obligor.  For purposes of determining Closing Working Capital hereunder, the amount will be estimated on the basis of the amount paid for the prior annual period, pro rated on the basis of the percentage that the period of time through the Closing represents of the entire period for which the payment is due.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees, assumptions or endorsements of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Section 8.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Section 8.

“Indemnity Notice” means written notification pursuant to Section 8.7 of a claim for indemnity under Section 8.2 or Section 8.3, as applicable, by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Intellectual Property” means (a) all trademarks, service marks, trade names, trade dress, product names and slogans both registered and unregistered, and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (b) all copyrights in copyrightable works (including, but not limited to, any jingles, songs, scores or other musical compositions, screenplays, movies, television shows, cartoons, comics, comic books, blogs, magazines, newspapers or other periodicals, plays, articles, scripts or manuscripts and any concepts or ideas for any of the foregoing) and all other ownership rights in any works of authorship, any derivations thereof and all moral rights appurtenant thereto and all applications and registrations thereof; (c) all registered, reserved and unregistered domain names, uniform resource locators and keywords; (d) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (e) all rights relating to the use of any name, image or likeness of any Person or the portrayal of a Person, either individually or together with others; (f) all trade secrets and confidential business, technical and proprietary information, including ideas, research notes, development notes, know-how, residuals, formulas, business methods and techniques, supplier lists, and marketing, financial and pricing data; (g) the right to sue both in equity and for past, present and future damages of any or all of the foregoing;

6

(h) all existing copies and tangible embodiments of any or all of the foregoing, in whatever form or medium; (i) all right, title and interest (free and clear) in and to each of the Corporations’ website(s), including without limitation, the framework and infrastructure of such web site(s), the layout design and the “look and feel” thereof, all related software, source code and object code, all CGI, HTML, XML or other coding, all scripts and applets, all web graphics and data, all navigational buttons, all server configurations, and any and all attendant intellectual property rights therein; and (j) all other intellectual property rights relating to any or all of the foregoing including any renewals, continuations or extensions thereof.

“Knowledge” or language of similar import means those matters of which the applicable Person is “aware” and all matters that should be known by such Person in the ordinary course.  In the case of any Person that is an entity, the “Knowledge” of any trustee, director, officer, executive or person holding a similar title or with similar responsibilities shall be attributed to that Person.  Knowledge of the Seller Group shall mean the knowledge of each of the Principals and each of the Sellers (including, but not limited to, each trustee of any of the Sellers) ..

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” has the meaning provided in Section 3.14.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Lien” means any claim, mortgage, pledge, hypothecation, assessment, security interest, lease, lien (statutory or other), option, levy, charge, economic interest, right of use, conditional sale Contract, title retention Contract, or other encumbrance of any kind whatsoever, or other Contract to give any of the foregoing.

“Losses” means any and all losses, debts, liabilities, Actions, causes of action, damages, fines, fees, penalties, deficiencies, obligations, claims, demands, payments, judgments or settlements of any nature or kind whatsoever, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, whether arising from a third-party claim or otherwise, including all reasonable costs and expenses (including, without limitation, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment or otherwise), in connection with the investigation, defense, prosecution or enforcement of any claim.  A “Loss” is any one of the foregoing.

“Material Adverse Effect” means (a) with respect to the Companies, (i) a change in (or effect on) the condition (financial or otherwise), properties, assets

7

(including intangible assets), liabilities (including contingent liabilities), rights, obligations, operations, business or prospects, which change (or effect) is materially adverse to the financial condition, properties, assets, liabilities, rights, obligations, operations, business or prospects of the Companies and without limiting the generality of the foregoing, a Material Adverse Effect shall be deemed to have occurred if there shall have occurred any material default, dispute, complaint or termination of or in respect of any relationship with any material client (including, without limitation, any Artist) or customer of the Business; provided, however, that “Material Adverse Effect” shall not include any change or effect due solely to general economic conditions; or (ii) a material adverse effect on the ability of any of the Sellers or any of the Companies to consummate any of the transactions contemplated hereby, and (b) with respect to the Parent, a material adverse effect on its ability to consummate the Mergers and the other transactions contemplated by the Agreement.

“Material Breach” has the meaning provided in Section 9.1(a)(iii).

“Merger Consideration” shall mean the cash and the shares of Parent Common Stock delivered by the Parent pursuant to Section 1.5, as adjusted pursuant to Section 2.4, Section 5.9, Section 5.14 and Article 8, as applicable.  For purposes of this definition, in determining the Dollar amount of the Merger Consideration the shares of Common Stock of the Parent delivered as part of the Merger Consideration shall be valued as of the close of business on the trading day immediately prior to the Closing Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Competition Restriction Period” shall mean the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Operative Agreements” means the Escrow Agreement and the Employment Agreements.

“Option” with respect to any Person means any security, right (including, without limitation, any preemptive right, conversion right, stock appreciation right, redemption right or repurchase right), subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock (or other equity securities or beneficial or other interests) of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock (or other equity securities or beneficial or other interests) of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or other equity securities or beneficial or other interests) of such Person, including any rights to participate in the equity, income or election of directors or officers (or persons of a similar capacity) of such Person.

8

“Order” means any writ, judgment, decree, injunction or similar order or pronouncement of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means, with respect to any Person that is not a natural person, the organizational documents of such Person, as amended to the date in question.  The term Organizational Documents includes articles or certificates of incorporation, by-laws, agreements or certificates of limited liability companies, joint venture or partnership agreements, and other similar documents pertaining to the governance and organization of the Person in question (including those pertaining to any trust).

“Panel of Accountants” has the meaning provided in Section 2.3(e).

“Parent” has the meaning provided at the head of the Agreement.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of the Parent, which is the class of equity of the Parent that is publicly registered as of the date of this Agreement.

“Parent Equity Recap Transaction” means any stock split, stock dividend, consolidation, recapitalization and similar transaction that affects the Parent Common Stock generally; provided, however, that a Parent Equity Recap Transaction shall not include (a) the issuance of shares of Parent Common Stock or other securities pursuant to Section 1.5(ii) and Section 1.5(iii) or (b) any issuance (regardless of the consideration therefor) pursuant to a transaction that is not expressly described above.

“Parent Indemnitee” has the meaning provided in Section 8.2(a).

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves on the books and records of the Person contesting same have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business, and (iv) Liens that consist of the rights of the lessor under any lease for equipment or vehicles leased by any of the Companies.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority of any nature.

9

“Post-Closing Reporting Period” means each of the following periods, as applicable: (i) the period from the Closing Date until the first Calendar Quarter End Date occurring after the Closing Date; (ii) each of the four successive calendar quarters immediately following the period described in the foregoing item (i), and (iii) the period, if any, beginning immediately after the end of the fourth calendar quarter described in the foregoing item (ii) and ending on the Fifteen-Month Date.

“Post-Closing Tax Period” means any Tax period that ends after the Closing.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing.

“Principals” has the meaning provided in the first paragraph of the Agreement.

“Productions” has the meaning provided in Section 5.5(c).

“Restricted Activity” means any aspect of the Business and any activity that from time to time in the future is pursued by the Companies or the subsidiaries, divisions or other business units of the Parent through which the Business is conducted, in each case, anywhere in North America and any country outside North America where the Business may be conducted from time to time.

“Restricted Individuals” has the meaning provided in Section 5.11(a).

“Restriction Period” means (i) as to any of the Sellers or the Companies, the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date; and (ii) as to any of the Principals, the period beginning on the Closing Date and ending on the later of the fifth (5th) anniversary of the Closing Date and the first anniversary of the date the employment of such Principal with any of the Companies is terminated.

“Retention Agreements” has the meaning provided in Section 3.24(b).

“Review Period” has the meaning provided in Section 2.2(b).

“Section 1.7(c)(i) Revenues” means, on a consolidated basis, revenues from commissions and fees, plus other revenues from operations of the Business, in each case of a character similar to revenues that are reflected in the Audited Financial Statements, and (whether or not of such a similar character) revenues from participations in Broadway plays or from sales of recorded music or video devices or as provided in any of the Contracts listed on Schedule 3.18; provided, however, that all such revenues shall be determined on an Accrual Basis net of any third party commissions and fees due or payable in respect of such commission and fee revenues, other than amounts (all of which are usual and customary in accordance with industry standards) payable to talent agents or outside attorneys who have been entitled to receive a percentage of such revenues or to

10

former shareholders of the Companies pursuant to existing deferred compensation and withdrawal agreements that have been historically reflected in the financial statements of the Companies.

“Section 3.18 Contract” has the meaning provided in Section 3.18(b).

“Section 5.11(b) Prohibited Persons” has the meaning provided in Section 5.11(b).

“Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and any successor Laws.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and any successor Laws.

“Sellers” has the meaning provided at the head of this Agreement.

“Seller Group” has the meaning provided at the head of the Agreement.

“Seller Indemnitee” has the meaning provided in Section 8.3(a).

“Seller Group Representative” has the meaning provided in Section 5.13.

“Site” means any of the real properties currently or previously owned, leased, used or operated by any of the Companies, including all soil, subsoil, surface waters and groundwater thereat.

“Subsidiary” of any Person means any corporation, general partnership, limited partnership, limited liability company or other entity of which the Person owns at least 50% of any class of the equity interests.

“Tax” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefore as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. §1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

“Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf, or as a part of any foreign or domestic government (or

11

any state, local or other political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

“Tax Proceeding” means any audit, examination, review, assessment or reassessment, refund claim, litigation or other administrative judicial proceeding or other similar action by a Tax Authority relating to any Tax for which any of the Companies is (or is asserted to be) or may be liable, the collection, payment, or withholding of any Tax, or any Tax Return filed by or on behalf of any of the Companies.

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority.

“Third Party Claim” has the meaning ascribed to it in Section 8.7(a).

“Treas.  Reg.” means any temporary, proposed or final regulation promulgated under the Code.

“Uncle Dave’s” has the meaning provided in Section 5.5(b).

“WARN Act” has the meaning provided in Section 3.24(c).

“Working Capital” shall mean as of any date, on an Accrual Basis (and otherwise in accordance with GAAP), except as described herein, (x) the sum of (i) cash, cash equivalents and marketable securities, (ii) accounts receivable (which shall include receivables with respect to Contracts or other arrangements disclosed pursuant to Section 3.18(c)(i) hereof on the Income Forecast Method but shall not include any receivables with respect to Contracts or other arrangements disclosed pursuant to Section 3.18(c)(ii) hereof or the Apple Receivable), (iii) loan receivables, (iv) prepaid expenses, (v) cash surrender value of life insurance policies, and (vi) lease deposits, minus (y) the sum of (i) accrued expenses, (ii) accounts payable, (iii) both current (i.e., due within one year) and long-term Indebtedness, including, without limitation, Indebtedness under lines of credit, revolving credit facilities or other banking arrangements used by the Companies to obtain working capital, and (iv) without duplication, all other liabilities (both current and long-term, but excluding contingent liabilities that arise from (and are less than) revenues that may be received after the Closing hereunder, and future commitments under leases), all as determined in accordance with GAAP; provided, however, there shall be excluded from this calculation (I) any amount owed between the Companies and (II) any amounts due to or from Affiliates that are cancelled or forgiven pursuant to Section 5.6 of the Agreement.

(b)       Terms Generally.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular

12

or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” or “Schedule” refer to the specified Article, Section or Schedule of this Agreement; and (v) the words “include,” “includes,” and “including” are deemed to be followed by the phrase: “without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

13